                                                                   EXHIBIT 10.42
================================================================================


                           CORINTHIAN COLLEGES, INC.


                 NOTE PURCHASE AND REVOLVING CREDIT AGREEMENT


                                  $22,500,000

             10.27% SENIOR SECURED TERM NOTES DUE OCTOBER 17, 2003


                                  $5,000,000

                   SENIOR SECURED REVOLVING CREDIT FACILITY



                         Dated as of October 17, 1996


================================================================================

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1A.  AUTHORIZATION OF ISSUE OF SENIOR SECURED TERM NOTES............................    1

1B.  AUTHORIZATION OF SENIOR SECURED REVOLVING NOTE.................................    1

2.   PURCHASE AND SALE OF TERM NOTES; REVOLVING CREDIT FACILITY.....................    2
     2A.  PURCHASE AND SALE OF TERM NOTES; ORIGINAL ISSUE DISCOUNT..................    2
     2B.  REVOLVING CREDIT FACILITY.................................................    2
          2B(1).    REVOLVING LOANS.................................................    2
          2B(2).    PREPAYMENT AT THE COMPANY'S OPTION..............................    3
          2B(3).    PURCHASE UNDER PARAGRAPH 5E.....................................    3
          2B(4).    MANNER OF BORROWINGS............................................    3
          2B(5).    NON-USAGE FEES..................................................    4
          2B(6).    INTEREST AND NON-USAGE FEE PAYMENTS.............................    4
          2B(7).    ILLEGALITY......................................................    4
          2B(8).    BREAKAGE COST INDEMNITY.........................................    5
          2B(9).    INTEREST RATE LIMITATION........................................    6
          2B(10).   RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES...................    6
          2B(11).   INABILITY TO DETERMINE INTEREST RATE............................    8
     3A.  CONDITIONS OF CLOSING.....................................................    8
          3A(1).    OPINION OF COMPANY'S COUNSEL....................................    8
          3A(2).    OPINION OF PRUDENTIAL'S SPECIAL COUNSEL.........................    8
          3A(3).    REPRESENTATIONS AND WARRANTIES; NO DEFAULT......................    8
          3A(4).    STRUCTURING FEE.................................................    8
          3A(5).    PURCHASE PERMITTED BY APPLICABLE LAWS; APPROVALS................    9
          3A(6).    PROCEEDINGS.....................................................    9
          3A(7).    ACQUISITION OF ASSETS...........................................    9
          3A(8).    SALE OF SUBORDINATED DEBT; SUBORDINATION OF EXISTING
                    SECURITIES, RELEASE AND SUBORDINATION OF LIENS; AMENDMENT TO
                    PURCHASE AGREEMENT..............................................   10
          3A(9).    DOCUMENTS.......................................................   10
          3A(10).   COMMON STOCK PURCHASE WARRANTS..................................   12
          3A(11).   CERTIFICATES OF INSURANCE.......................................   12

          3A(12).   NO MATERIAL ADVERSE CHANGE; OPENING BALANCE SHEET...............   12
          3A(13).   SCHEDULE OF RATES...............................................   13
          3A(14).   FEES AND EXPENSES...............................................   13
     3B.  CONDITIONS PRECEDENT TO EACH REVOLVING LOAN...............................   13
          3B(1).    REVOLVING LOAN REQUEST..........................................   13
          3B(2).    REPRESENTATIONS AND WARRANTIES; NO DEFAULT......................   13
          3B(3).    REVOLVING LOAN PERMITTED BY APPLICABLE LAWS.....................   13
          3B(4).    LEGAL MATTERS...................................................   14
          3B(5).    PROCEEDINGS.....................................................   14
          3B(6).    CHANGE IN THE COMPANY'S CONDITION...............................   14
          3B(7).    SUBSEQUENT OPINIONS, ETC........................................   14

4.   PREPAYMENTS OF TERM NOTES......................................................   14
     4A.  REQUIRED PREPAYMENTS OF TERM NOTES........................................   14
          4B(1).    OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT...............   14
          4B(2).    PREPAYMENT WITH KEY MAN INSURANCE PROCEEDS......................   15
     4C.  NOTICE OF OPTIONAL PREPAYMENT.............................................   15
     4D.  PARTIAL PAYMENTS PRO RATA.................................................   15
     4E.  RETIREMENT OF NOTES.......................................................   16

5.   AFFIRMATIVE COVENANTS..........................................................   16
     5A.  FINANCIAL STATEMENTS......................................................   16
     5B.  INFORMATION REQUIRED BY RULE 144A.........................................   20
     5C.  INSPECTION OF PROPERTY....................................................   20
     5D.  COVENANT TO SECURE NOTE EQUALLY...........................................   20
     5E   CHANGE IN CONTROL PUT OPTION..............................................   21
     5F.  KEY MAN LIFE INSURANCE....................................................   21
     5G.  MAINTENANCE OF PROPERTY...................................................   21
     5H.  MAINTENANCE OF INSURANCE..................................................   21
     5I.  PAYMENT OF TAXES; COMPLIANCE WITH LAWS....................................   22
     5J.  COMPLIANCE WITH ENVIRONMENTAL LAWS........................................   22
     5K.  MAINTENANCE OF WORKING CAPITAL FACILITY...................................   22
     5L.  NATURE OF BUSINESS........................................................   22
     5M.  CORPORATE EXISTENCE; LICENSES; ACCREDITATION..............................   22
     5N.  POST CLOSING ITEMS........................................................   23

6.   NEGATIVE COVENANTS.............................................................   23
     6A.  FINANCIAL COVENANTS.......................................................   23
          6A(1).    QUICK RATIO.....................................................   23

          6A(2).    MAXIMUM RATIO OF SENIOR DEBT TO CASH FLOW.......................   23
          6A(3).    MAXIMUM RATIO OF SENIOR DEBT TO CAPITALIZATION..................   23
          6A(4).    MINIMUM RATIO OF CASH FLOW AND OPERATING LEASE PAYMENTS TO
                    FIXED CHARGES...................................................   23
          6A(5).    MINIMUM RATIO OF EBIT AND OPERATING LEASE PAYMENTS TO INTEREST
                    EXPENSE AND OPERATING LEASE PAYMENTS............................   23
          6A(6).    MINIMUM CONSOLIDATED CASH FLOW..................................   24
          6A(7).    MAXIMUM RATIO OF DEBT TO CAPITALIZATION.........................   24
     6B.  RESTRICTED PAYMENTS.......................................................   24
     6C.  LIEN, DEBT AND OTHER RESTRICTIONS.........................................   25
          6C(1).    LIENS...........................................................   25
          6C(2).    DEBT............................................................   26
          6C(3).    LOANS, ADVANCES AND INVESTMENTS.................................   27
          6C(4).    CAPITAL EXPENDITURES............................................   28
          6C(5).    MERGER AND CONSOLIDATION........................................   28
          6C(6).    TRANSFERS OF ASSETS.............................................   28
          6C(7).    RESTRICTIONS ON SUBSIDIARIES....................................   29
          6C(8).    COMPENSATION OF SENIOR MANAGEMENT...............................   29
          6C(9).    RELATED PARTY TRANSACTIONS......................................   29
          6C(10).   SALE OR DISCOUNT OF RECEIVABLES.................................   29
          6C(11).   SALE AND LEASE-BACK.............................................   29
          6C(12).   SALE OF STOCK AND DEBT OF SUBSIDIARIES..........................   29
          6C(13).   LEASES..........................................................   30
     6D.  HOSTILE TENDER OFFER......................................................   30
     6E.  FISCAL YEAR...............................................................   30
     6F.  ISSUANCE OF STOCK BY SUBSIDIARIES.........................................   30

7.   EVENTS OF DEFAULT..............................................................   30
     7A.  ACCELERATION..............................................................   30
     7B.  RESCISSION OF ACCELERATION................................................   34
     7C.  NOTICE OF ACCELERATION OR RESCISSION......................................   35
     7D.  OTHER REMEDIES............................................................   35

8.   REPRESENTATIONS, COVENANTS AND WARRANTIES......................................   35
     8A(1).    ORGANIZATION; CAPITAL STOCK..........................................   35
     8A(2).    POWER AND AUTHORITY..................................................   36
     8B.  FINANCIAL STATEMENTS; RESTRICTED PAYMENTS.................................   37
     8C.  ACTIONS PENDING...........................................................   37
     8D.  OUTSTANDING DEBT..........................................................   38
     8E.  TITLE TO PROPERTIES.......................................................   38
     8F.  COMPLIANCE WITH LAWS......................................................   38
     8G.  TAXES.....................................................................   38

     8H.  CONFLICTING AGREEMENTS AND OTHER MATTERS..................................   38
     8I.  OFFERING OF NOTES.........................................................   39
     8J.  USE OF PROCEEDS...........................................................   39
     8K.  ERISA.....................................................................   40
     8L.  GOVERNMENTAL CONSENT......................................................   40
     8M.  REGULATORY STATUS.........................................................   40
     8N.  SECTION 144A..............................................................   41
     8O.  ABSENCE OF FINANCING STATEMENTS, ETC......................................   41
     8P.  ESTABLISHMENT OF SECURITY INTEREST........................................   41
     8Q.  POSSESSION OF INTELLECTUAL PROPERTY.......................................   41
     8R.  PERMITS AND OTHER OPERATING RIGHTS........................................   41
     8S.  DISCLOSURE................................................................   42

9.   REPRESENTATIONS OF PRUDENTIAL..................................................   42
     9A.  NATURE OF PURCHASE........................................................   42
     9B.  SOURCE OF FUNDS...........................................................   42

10.  DEFINITIONS; ACCOUNTING MATTERS................................................   43
     10A. YIELD-MAINTENANCE TERMS...................................................   43
     10B. OTHER TERMS...............................................................   44
     10C. ACCOUNTING AND LEGAL PRINCIPLES, TERMS AND DETERMINATIONS.................   56

11.  MISCELLANEOUS..................................................................   56
     11A. NOTE PAYMENTS.............................................................   56
     11B. EXPENSES..................................................................   56
     11C. CONSENT TO AMENDMENTS.....................................................   57
     11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST
          NOTES; LIMITATION ON TRANSFER OF NOTES....................................   58
     11E. PERSONS DEEMED OWNERS; PARTICIPATIONS.....................................   58
     11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT..............   59
     11G. SUCCESSORS AND ASSIGNS....................................................   59
     11H. NOTICES...................................................................   59
     11I. DESCRIPTIVE HEADINGS......................................................   59
     11J. SATISFACTION REQUIREMENT..................................................   59
     11K. PAYMENTS DUE ON NON-BUSINESS DAYS.........................................   60
     11L. GOVERNING LAW.............................................................   60
     11M. COUNTERPARTS..............................................................   60
     11N. INDEPENDENCE OF COVENANTS.................................................   60
     11O. BINDING AGREEMENT.........................................................   60

INFORMATION SCHEDULE

EXHIBIT A-1           --     FORM OF TERM NOTE

EXHIBIT A-2           --     FORM OF REVOLVING NOTE

EXHIBIT B             --     FORM OF OPINION OF COMPANY'S COUNSEL

EXHIBIT C-1           --     FORM OF SUBORDINATION AGREEMENT

EXHIBIT C-2           --     FORM OF NEC SUBORDINATION AGREEMENT

EXHIBIT D-1           --     FORM OF SECURITY AGREEMENT

EXHIBIT D-2           --     FORM OF PLEDGE AGREEMENT

EXHIBIT E             --     FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT F-1           --     FORM OF STOCK SUBSCRIPTION WARRANT

EXHIBIT F-2           --     FORM OF STOCK SUBSCRIPTION WARRANT (CONTINGENT)

EXHIBIT G             --     FORM OF REVOLVING LOAN REQUEST

SCHEDULE 3A(5)        --     REQUIRED APPROVALS

SCHEDULE 3A(13)       --     SCHEDULE OF COHORT DEFAULT RATES AND "85/15" RATES

SCHEDULE 4A           --     TERM NOTES PRINCIPAL PREPAYMENTS

SCHEDULE 5N           --     POST CLOSING ITEMS

SCHEDULE 6B           --     SUBORDINATED DEBT PAYMENTS

SCHEDULE 6C(1)(vi)    --     MORTGAGE LIENS

SCHEDULE 6C(2)        --     EXISTING SUBSIDIARY DEBT

SCHEDULE 8A(1)(a)     --     SUBSIDIARIES

SCHEDULE 8A(1)(b)     --     STOCKHOLDERS

SCHEDULE 8E           --     LEASES

SCHEDULE 8H           --     LIST OF AGREEMENTS RESTRICTING DEBT

SCHEDULE 8Q           --     MATERIAL INTELLECTUAL PROPERTY

SCHEDULE 8R(1)        --     ACCREDITATIONS

SCHEDULE 8R(2)        --     EXCEPTION FOR TEXAS STATE LICENSES

                           CORINTHIAN COLLEGES, INC.
                       1932 East Deere Avenue, Suite 210
                             Santa Ana, California



                                                                October 17, 1996


The Prudential Insurance Company
  of America ("Prudential")
c/o Prudential Capital Group
Four Embarcadero Center, Suite 2700
San Francisco, CA  94111-4180


Gentlemen:

          The undersigned, Corinthian Colleges, Inc., a Delaware     corporation
(herein called the "Company"), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

          1A.  AUTHORIZATION OF ISSUE OF SENIOR SECURED TERM NOTES.

The Company has authorized the issue of its senior secured promissory term notes (herein called the "TERM NOTES") in the aggregate principal amount of $22,500,000, to be dated the date of issue thereof, to mature October 17, 2003, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 10.27% per annum and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit A-1 hereto. The terms "TERM NOTE" and "TERM NOTES" as used herein shall include each Term Note delivered pursuant to any provision of this Agreement and each Term Note delivered in substitution or exchange for any such Term Note pursuant to any such provision.

          1B. AUTHORIZATION OF SENIOR SECURED REVOLVING NOTE. The Company has authorized the issue of its senior secured revolving promissory note in the principal face amount of $5,000,000 to be dated the date hereof, to mature on or before the Revolving Loans Termination Date, to bear interest on the principal amount from time to time outstanding (x) from the date thereof until the principal thereof shall have become due and payable (whether by acceleration or otherwise) at the LIBOR Rate calculated as specified in paragraph 2B(6) and (y) after such date until paid at a rate per annum which shall be 2% per annum in excess of the LIBOR Rate, calculated as provided in paragraph 2B(6), and to be substantially in the form of Exhibit A-2 hereto. The terms "REVOLVING NOTE" and "REVOLVING NOTES" as used herein shall refer to each revolving note delivered pursuant to any provision of this

Agreement and each revolving note delivered in substitution or exchange therefor. The terms "NOTE" or "NOTES" as used herein shall include each Term Note and each Revolving Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

          2.  PURCHASE AND SALE OF TERM NOTES; REVOLVING CREDIT FACILITY.

          2A. PURCHASE AND SALE OF TERM NOTES; ORIGINAL ISSUE DISCOUNT. The Company hereby agrees to sell to Prudential and, subject to the terms and conditions herein set forth, Prudential agrees to purchase from the Company, $22,500,000 in aggregate principal amount of Term Notes at 100% of such aggregate principal amount. The Company will deliver to Prudential at the offices of O'Melveny & Meyers, 610 Newport Center Drive, Suite 1700, Newport Beach, California, one or more Term Notes (as specified in the Information Schedule) registered in its name, evidencing the aggregate principal amount of Term Notes to be purchased and in the denomination or denominations specified in the Information Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds to such banks and accounts as the Company may direct in a writing delivered to Prudential on or before the date of closing, which shall be October 17, 1996 or any other date prior to October 18, 1996 upon which the Company and Prudential may mutually agree (herein called the "CLOSING DAY"). Prudential and the Company agree that any original issue discount attributable, as a result of the delivery of the Warrants, to any Note issued by the Company in accordance with the terms and conditions of this Agreement is less than the product of:

          (i) one-quarter of one percent (0.25%) of the stated redemption price at maturity (as such term is defined in Section 1273(a) of the Code) of such Note;

          (ii) the number of complete years to maturity of such Note.

Prudential and the Company agree to use the foregoing for all United States federal, state and local income tax purposes with respect to the transactions contemplated by this Agreement, the Warrants and the other Transaction Documents. Prudential and the Company acknowledge that such original issue discount represents the fair market value of such Warrants as of the Closing Day.


     2B.  REVOLVING CREDIT FACILITY.

     2B(1).    REVOLVING LOANS.  Subject to and upon the terms and conditions herein set forth, during the period from the date hereof to the earliest to occur (the "REVOLVING LOANS TERMINATION DATE") of (i) the date on which the Required Holders thereof require the repurchase of the Revolving Notes pursuant to paragraph 5E or the Required Holders thereof exercise the option pursuant to paragraph 5E to require the repurchase in their entirety of the Term Notes, (ii) the date on which the Term Notes are otherwise paid or prepaid in their entirety or required to be so paid or prepaid, including, without limitation, by automatic acceleration or demand for payment and (iii) the third anniversary of the date of this Agreement, Prudential shall lend to the Company from time to time on any Business Day sums (each a "REVOLVING LOAN" and collectively the "REVOLVING LOANS") which in the aggregate principal amount outstanding shall not exceed at any one time $5,000,000 until the first anniversary of the date of this Agreement, and $3,000,000 at all times thereafter (such maximum aggregate amount being herein referred to as the "REVOLVING COMMITMENT"). If the outstanding principal amount of the Revolving Loans at any time exceeds the Revolving Commitment amount in effect from time to time, the Company shall immediately prepay the Revolving Loans in the amount of such excess. Within the limits of the Revolving Commitment and subject to the terms and conditions herein set forth, the Company may borrow, prepay pursuant to paragraph 2B(2) and reborrow under paragraph 2B(4). The principal amount of each Revolving Loan shall be $100,000 or an integral multiple thereof. Revolving Loans shall be evidenced by the Revolving Note. If necessary to evidence any change in the provisions of this Agreement relating to the Revolving Note and agreed to in writing by Prudential and the Company, the Company shall furnish a replacement Revolving Note to Prudential in substitution for, but not in discharge of the liability evidenced by, the prior Revolving Note. Upon issuance of such replacement Revolving Note by the Company, Prudential shall return the previously outstanding Revolving Note to the Company or certify in writing that the replacement note supersedes such previous note.

     2B(2).    PREPAYMENT AT THE COMPANY'S OPTION.  The Company shall have the right, upon at least two Business Day's prior irrevocable written notice, to prepay in whole or in part, in amounts of $100,000 or integral multiples thereof, without premium or Yield- Maintenance Amount, prior to the express maturity date thereof, any Revolving Note on the last day of any Rate Period. Each notice of a prepayment under this paragraph 2B(2) shall specify the date and the principal amount of the prepayment.

     2B(3).    PURCHASE UNDER PARAGRAPH 5E.  The Revolving Note shall be subject to purchase by the Company in whole as provided in paragraph 5E hereof.

     2B(4).    MANNER OF BORROWINGS.  Unless otherwise specifically provided in this Agreement, Prudential shall receive from the Company, by U.S. Mail, telecopier or telegraphic notice, a Revolving Loan Request at least two Business Days prior to the date on which the Company proposes to borrow (which shall be a LIBOR

Business Day). No later than 12:00 PM. (New York City local time) on the Business Day prior to the date of the proposed Revolving Loan, the Company will deliver to Prudential a Revolving Note (unless an appropriate Revolving Note has been previously delivered), together with such other documents and papers as are required under this Agreement, which materials shall be delivered to the address set forth on the Information Schedule (or to such other place or in such other manner as Prudential may by written notice to the Company designate from time to time). Upon receipt of such Revolving Note (if required), the notice provided for above, an Officer's Certificate as provided for in paragraph 3B(2) and such other documentation as may be required, in form and substance satisfactory to Prudential, Prudential shall make the proceeds of such Revolving Loan available to the Company on the date of the proposed Revolving Loan designated in said notice by wire transfer for credit to the Company's account no. 4601-652472 at Wells Fargo Bank, Irvine, California, ABA no. 121000248, or to such other account or place as the Company may hereafter designate by written notice to Prudential.

     2B(5).    NON-USAGE FEES.  The Company shall pay to Prudential a non-usage fee on the amount, if any, by which the average daily outstanding balance of Revolving Loans during any full or partial calendar quarter from the date of this Agreement to and including the Revolving Loans Termination Date is less than the Revolving Commitment amount during such calendar quarter (which, during the calendar quarter that includes the first anniversary of the date of this Agreement, shall be calculated on an average daily commitment basis), at the rate of (a) 1% per annum on the amount, if any, by which such average daily outstanding balance is less than $3,000,000, plus (b) if the Revolving Commitment amount is greater than $3,000,000, 2% per annum on the amount, if any, by which the greater of (i) $3,000,000, or (ii) such average daily outstanding balance is less than such Revolving Commitment amount.

     2B(6). INTEREST AND NON-USAGE FEE PAYMENTS. Interest and non-usage fees in connection with the Revolving Loans for any Rate Period shall be payable in arrears on the last day of such Rate Period and shall be calculated on the basis of actual days outstanding during the Rate Period and on the basis of a year of 360 days. If any interest or non-usage fee on any Revolving Loan is not paid when due, interest thereon at the default rate applicable to such Revolving Loan specified in paragraph 1B shall be payable from and including the due date until paid.

     2B(7).    ILLEGALITY.

          (i) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Prudential to make or maintain any Revolving Loan or to give effect to its obligations as contemplated hereby with respect to any Revolving Loan, then, by written notice to the Company:

          (a) Prudential shall promptly give written notice of such circumstances to the Company (which notice shall be withdrawn whenever such circumstances no longer exist);

          (b) the commitment of Prudential to make Revolving Loans and to continue Revolving Loans as such shall forthwith be cancelled and, until such time as it shall no longer be unlawful for Prudential to make or maintain Revolving Loans based on the LIBOR Rate, Prudential shall then have a commitment only to make a Revolving Loan that bears interest at the Adjusted Commercial Paper Rate and

          (c) Prudential may require that all outstanding Revolving Loans made by it be converted to Revolving Loans that bear interest at the Adjusted Commercial Paper Rate, in which event all such Revolving Loans shall be automatically converted to Revolving Loans bearing interest at the Adjusted Commercial Paper Rate as of the effective date of such notice as provided in clause (a) above.

          (ii) For purposes of this paragraph 2B(7), a notice to the Company by Prudential shall be effective as to each Revolving Loan made by Prudential, if lawful, on the last day of the Rate Period currently applicable to such Revolving Loan; in all other cases such notice shall be effective on the date of receipt by the Company. If any such conversion of a Revolving Loan occurs on a day which is not the last day of the then current Rate Period with respect thereto, the Company shall pay to Prudential such amounts, if any, as may be required pursuant to paragraph 2B(8).

     2B(8).    BREAKAGE COST INDEMNITY.  The Company agrees to indemnify
Prudential for, and to promptly pay to Prudential upon written request, any amounts required to compensate Prudential for any losses, costs or expenses sustained or incurred by Prudential as a consequence of:

          (i) any event (including any acceleration of Revolving Loans and Revolving Notes in accordance with paragraph 7A), which results in:

          (a) Prudential receiving any amount on account of the principal of any Revolving Loan prior to the end of the Rate Period in effect therefor, or

          (b) any Revolving Loan not being made after the Revolving Loan Request of which such Revolving Loan is a part shall have been given by the Company hereunder, or

               (ii) any default in the making of any payment or prepayment required to be made hereunder,

including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Prudential to fund or maintain such Revolving Loan.

     A certificate of Prudential setting forth any amount or amounts which Prudential is entitled to receive pursuant to this paragraph 2B(8) shall be delivered to the Company and shall be conclusive absent manifest error. The provisions of this paragraph 2B(8) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Revolving Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, or any investigation made by or on behalf of Prudential.

     2B(9).    INTEREST RATE LIMITATION.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "CHARGES"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by Prudential, shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken received or reserved by Prudential in accordance with applicable law, the rate of interest payable on such Revolving Loan, together with all Charges payable to Prudential shall be limited to the Maximum Rate.

     2B(10).   RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES.

          (i) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to Prudential of the principal of or interest on any Revolving Loan made by Prudential or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of Prudential by the jurisdiction in which Prudential has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by Prudential or shall impose on Prudential or the London interbank market any other condition affecting this Agreement or Revolving Loans made by Prudential, and the result of any of the foregoing shall be to increase the cost to Prudential of making or maintaining any Revolving Loan or to reduce the amount of any sum received or receivable by Prudential hereunder or under the Revolving Notes (whether of principal, interest or otherwise) by an amount deemed by Prudential to be material, then the Company will pay to Prudential upon demand such additional amount or amounts as will compensate Prudential for such additional costs incurred or reduction suffered.

          (ii) If Prudential shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted before or after the date hereof) or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Prudential with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority has or would have the effect of reducing the rate of return on Prudential's capital as a consequence of Prudential's Revolving Loan Commitment made pursuant hereto to a level below that which Prudential could have achieved but for such applicability, adoption, change or compliance (taking into consideration Prudential's policies with respect to capital adequacy) by an amount deemed by Prudential to be material, then from time to time the Company agrees to pay to Prudential such additional amount or amounts as will compensate Prudential for any such reduction suffered.

          (iii) A certificate of Prudential setting forth the amount or amounts necessary to compensate Prudential as specified in paragraph (i) or (ii) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay Prudential the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (iv) Failure or delay on the part of Prudential to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of Prudential's right to demand such compensation with respect to such period or any other period. The protection of this paragraph shall be available to Prudential regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have incurred or been imposed.

     2B(11).   INABILITY TO DETERMINE INTEREST RATE.  If prior to the first day of any Rate Period, Prudential shall have determined in good faith (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Rate Period, Prudential shall give telecopy or telephonic notice thereof to the Company as soon as practicable thereafter. If such notice is given (x) any Revolving Loans requested to be made on the first day of such Rate Period shall be made at the Adjusted Commercial Paper Rate, (y) any Revolving Loans that were to have been continued as Revolving Loans shall bear interest at the Adjusted Commercial Paper Rate and
(z) any outstanding Revolving Loans shall be converted, at the end of the then applicable Rate Period, to Revolving Loans that bear interest at the Adjusted Commercial Paper Rate. Until such notice has been withdrawn by Prudential, no further Revolving Loans shall be made or continued that bear interest at the LIBOR Rate.

     3A. CONDITIONS OF CLOSING. Prudential's obligation to purchase the Term Notes and make Revolving Loans available to the Company pursuant to paragraph 2B is subject in each case to the satisfaction, on or before the Closing Day, of the following conditions:

     3A(1).    OPINION OF COMPANY'S COUNSEL.  On the Closing Day, Prudential
shall have received from O'Melveny & Myers, special counsel to the Company, an opinion satisfactory to it and substantially in the form of Exhibit B attached hereto. The Company hereby directs such counsel to deliver such opinion, and agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction.

     3A(2).    OPINION OF PRUDENTIAL'S SPECIAL COUNSEL.  Prudential shall have received from Schiff Hardin & Waite, who are acting as special counsel for Prudential in connection with this transaction, an opinion satisfactory to Prudential as to such matters incident to the matters herein contemplated as it may reasonably request.

     3A(3).    REPRESENTATIONS AND WARRANTIES; NO DEFAULT.  The representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true on, and as of the Closing Day, both before and after giving effect to the consummation of the transaction contemplated by the Transaction Documents; there shall exist on such day no Default or Event of Default, both before and after giving effect to the consummation of the transaction contemplated by the Transaction Documents; and the Company shall have delivered to Prudential an Officer's Certificate, dated the Closing Day, to both such effects.

     3A(4).    STRUCTURING FEE.  The Company shall have paid to Prudential the
$337,500 remaining balance of a $412,500 nonrefundable structuring fee.

     3A(5).    PURCHASE PERMITTED BY APPLICABLE LAWS; APPROVALS.  The purchase of and payment for the Notes to be purchased on the Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject Prudential to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Prudential shall have received such certificates or other evidence it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other action by or notices to of filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of the Agreement, the Notes and the other Transaction Documents, the issuance of the Notes or the consummation of the transactions contemplated by the Transaction Documents (other than approvals by the United States Department of Education and applicable regulatory authorities set forth on Schedule 3A(5) of the acquisition by the Company of certain of the assets of seventeen colleges from Phillips) shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to Prudential.

     3A(6). PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     3A(7).    ACQUISITION OF ASSETS.  The Master Asset Purchase Agreement by
and among the Company and Phillips and certain of its subsidiaries (the "MASTER AGREEMENT"), the Schools Acquisition Agreement by and among Rhodes Colleges, Inc., Rhodes Business Group, Inc., Florida Metropolitan University, Inc. and Phillips and certain of its subsidiaries (the "SCHOOLS AGREEMENT") and the Provisions Concerning Purchase and Sale of Real Estate, among the Company, Phillips and certain of its subsidiaries (the "REAL ESTATE ACQUISITION AGREEMENT" and, together with the Master Agreement and the Schools Agreement, the "ACQUISITION AGREEMENTS") shall be in form and substance satisfactory to Prudential, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and, concurrently with the purchase of the Term Notes and the making of the initial Revolving Loan, all conditions precedent to the Company's obligations to acquire the assets thereunder shall have been satisfied (except to the extent waived with the consent of Prudential), the Company shall have delivered to Prudential copies of all documents related to the acquisition of the assets to be acquired thereunder, including, without limitation, all regulatory agreements and inducements for such acquisition (including but not limited to documents from the United States Department of Education relating to any default rate of Phillips or any Phillips' College) and the Company shall have consummated the acquisition of the assets to be acquired thereunder in accordance with the terms thereof.

     3A(8).    SALE OF SUBORDINATED DEBT; SUBORDINATION OF EXISTING SECURITIES,
RELEASE AND SUBORDINATION OF LIENS; AMENDMENT TO PURCHASE AGREEMENT. On the Closing Day, the Company shall have received not less than $5,000,000 from the sale for cash of unsecured subordinated debt of the Company to BOCP II and Primus pursuant to a Subordinated Note and Warrant Purchase Agreement in form and substance satisfactory to Prudential (the "SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT"), $2,500,000 of the proceeds of which shall have been used to repay in full the Company's Subordinated Secured Notes due June 30, 2000 and a portion of the proceeds of which will be used to repay in full all of the indebtedness outstanding under the Credit Facility Agreement, dated as of June 30, 1995, between Corinthian Schools, Inc. and LLC, which agreement shall have been terminated, the Equity Sponsors and all other holders of Capital Stock of the Company shall have entered into a subordination and standstill agreement (the "SUBORDINATION AGREEMENT") for the benefit of the holders of the Notes in the form of Exhibit C-1 hereto, and the Company shall have delivered to Prudential copies of such Subordinated Note and Warrant Purchase Agreement and all documents related thereto. All Liens securing any existing Debt of the Company or its Subsidiaries (other than the NEC Obligations) shall have been terminated and released pursuant to documentation satisfactory to Prudential, termination statements with respect to all financing statements relating to any such Liens shall have been executed and delivered, and all assets of the Company or any Subsidiary held by any holder of any such existing Debt shall have been delivered to Prudential. NEC shall have executed and delivered a Subordination Agreement (the "NEC SUBORDINATION AGREEMENT") with respect to the Liens in the NEC Collateral Securing the NEC Obligations in the form of Exhibit C-2 hereto. The Purchase Agreement, dated as of June 30, 1995, between Corinthian Schools, Inc., LLC and Primus shall have been amended to the satisfaction of Prudential to change the covenants therein to be the same as the covenants in the Subordinated Note and Warrant Purchase Agreement. The Board of Directors and the stockholders of the Company each shall have adopted by written consent an amendment (in form and substance acceptable to Prudential) to the Restated Certificate of Incorporation of the Company to change certain provisions thereof in a manner satisfactory to Prudential, and such amendment shall have been signed by the Company and no other action required for its effectiveness shall be required or necessary other than the filing thereof with the Secretary of State of Delaware.

     3A(9).    DOCUMENTS.  Prudential shall have received the following
documents, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to Prudential, and on the Closing Day in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

          (i) the Term Note(s) and the Revolving Note(s);

          (ii) the Security Agreement made by the Company and all of its Subsidiaries in favor of Prudential in the form of Exhibit D-1 hereto (together with any other security agreements entered into as contemplated by this Agreement, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof, collectively called the "SECURITY AGREEMENTS" and individually called a "SECURITY AGREEMENT"), the Pledge Agreement made by the Company and Rhodes Colleges, Inc. in favor of Prudential in the form of Exhibit D-2 hereto (together with any other pledge agreements entered into as contemplated by this Agreement, as the same may be amended, modified, or supplemented from time to time in accordance with the provisions thereof, collectively called the "PLEDGE AGREEMENTS" and individually called a "PLEDGE AGREEMENT", the Security Agreements and the Pledge Agreements called the "COLLATERAL DOCUMENTS"), together with all certificates, chattel paper, instruments and documents of title in which Prudential has been granted a security interest under the Collateral Documents, together with the related transfer documents executed in blank, all Uniform Commercial Code financing statements perfecting the security interests and liens granted to Prudential, duly filed in all offices that Prudential deems necessary or advisable, and all such other certificates, documents, agreements, recordings and filings as Prudential may deem necessary or appropriate to establish a valid and perfected lien and security interest securing the Notes in favor of Prudential in all of the Collateral;

          (iii) the Registration Rights Agreement between the Company, Prudential, the Equity Sponsors, David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L.

Devereux and Lloyd W. Holland in the form of Exhibit E hereto (as amended, modified or supplemented from time to time, the "REGISTRATION RIGHTS AGREEMENT");

          (iv) certified copies of the resolutions of the Board of Directors of the Company and each of its Subsidiaries authorizing the execution and delivery of this Agreement and any other Transaction Documents to which the Company or any Subsidiary is a party and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Transaction Documents;

          (v) a certificate of the Secretary or an Assistant Secretary and one other officer of the Company and each of its Subsidiaries certifying the names and true signatures of the officers of the Company authorized to sign this Agreement, the Notes, the Collateral Documents and the other documents to be delivered hereunder;

          (vi) certified copies of the Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries;

          (vii) a good standing certificate for the Company from the Secretary of State of Delaware and California dated as of a recent date and such other evidence of the status of the Company and each of its Subsidiaries as Prudential may reasonably request;

          (viii) certified copies of Requests for Information or Copies
(Form UCC-11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names) as debtor and which are filed in the offices of the Secretaries of State of each state in which the Company or any Subsidiary has its executive office or property located therein together with copies of such financing statements; and

          (ix) such other certificates, documents and agreements as you may request.

     3A(10).   COMMON STOCK PURCHASE WARRANTS.  The Company shall have sold to
Prudential, common stock purchase warrants for a purchase price of $10.00, initially representing 4% of the common stock of the Company on a fully diluted basis, which warrants shall be in the form of Exhibits F-1 and F-2 hereto (collectively, the "WARRANTS") duly executed by the Company and delivered to Prudential.

     3A(11).   CERTIFICATES OF INSURANCE.  Prudential shall have received (i) a certificate of insurance from an independent insurance broker dated as of the Closing Day, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise confirming that insurance, including, without limitation, insurance required to be maintained by the Company in accordance with paragraph 5F, has been obtained in accordance with the provisions of this Agreement and the other Transaction Documents and (ii) certified copies of all policies evidencing such insurance, or certificates therefor signed by the insurer or an agent authorized to bind the insurer.

     3A(12).   NO MATERIAL ADVERSE CHANGE; OPENING BALANCE SHEET.  No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries shall have occurred or, to the Company's best knowledge, be threatened since June 30, 1996, as determined by Prudential.

     3A(13).   SCHEDULE OF RATES.  The Company shall have delivered to
Prudential a schedule acceptable to Prudential (which shall be attached hereto as Schedule 3A(13)) of all preliminary cohort default rates and "85/15" rates as of September 30, 1996 (or, if such preliminary cohort default rates or "85/15" rates are not yet available, a good faith estimate thereto) for all of the Company's schools and the Phillips Schools.

     3A(14).   FEES AND EXPENSES.  The Company shall have paid (i) such
reasonable fees and expenses of Prudential's special counsel and other consultants as Prudential shall have required to have been paid on or before the Closing Day, and (ii) all other fees, including, without limitation, all filing fees related to Prudential's security interest in the Collateral, related to the transactions consummated on the Closing Day.

     3B. CONDITIONS PRECEDENT TO EACH REVOLVING LOAN. Prudential's obligation to make each Revolving Loan to the Company is also subject to the satisfaction of the following conditions:

     3B(1).    REVOLVING LOAN REQUEST.  The Company shall have delivered to
Prudential a Revolving Loan Request in accordance with paragraph 2B(4).

     3B(2).    REPRESENTATIONS AND WARRANTIES; NO DEFAULT.  The representations and warranties contained in paragraph 8 shall be true on and as of the date of such Revolving Loan, there shall exist on such day no Default or Event of Default, and the Company shall have delivered to Prudential an Officer's Certificate, dated the date of such Revolving Loan, to both such effects. Each of the giving of the applicable notice of borrowings pursuant to paragraph 2B(4) and the acceptance by the Company of the proceeds of such Revolving Loan shall constitute a representation and warranty by the Company to the effect that the conditions set forth in the first sentence of this paragraph have been satisfied on the date of such Revolving Loan.

     3B(3).    REVOLVING LOAN PERMITTED BY APPLICABLE LAWS.  The Revolving Loan
(including the use of the proceeds of such Revolving Loan by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject Prudential to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Prudential shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

     3B(4).    LEGAL MATTERS.  Prior to each Revolving Loan hereunder,
Prudential's counsel shall be satisfied as to all legal matters relating thereto.

     3B(5).    PROCEEDINGS.  Prior to the initial Revolving Loan hereunder, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto, shall be satisfactory in substance and form to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

     3B(6).    CHANGE IN THE COMPANY'S CONDITION.  There shall not have occurred or, to the Company's best knowledge, be threatened (i) any material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company or its Subsidiaries, or (ii) any condition, event or act which would materially and adversely affect the Company's business or its ability to repay any Note.

     3B(7).    SUBSEQUENT OPINIONS, ETC.  If Prudential so requires as a
condition precedent to the making of any Revolving Loan, Prudential shall have received (i) from O'Melveny & Myers, special counsel to the Company (or such other counsel as shall be acceptable to Prudential), an opinion in form and substance satisfactory to Prudential covering such matters incident to such Revolving Loan as Prudential shall require, and (ii) such other approvals or documents as Prudential may reasonably request.

     4. PREPAYMENTS OF TERM NOTES. The Term Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and also under the circumstances set forth in paragraph 4B. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any prepayment as specified in paragraph 4A.

     4A. REQUIRED PREPAYMENTS OF TERM NOTES. Until the Term Notes shall be paid in full, the Company shall apply to the prepayment of the Term Notes, without Yield-Maintenance Amount, on each date specified in Schedule 4A hereto the aggregate principal amount set forth opposite such date on Schedule 4A hereto. The remaining unpaid principal amount of the Term Notes, together with interest accrued thereon, shall become due on the maturity date of the Term Notes.

     4B(1).    OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Term Notes
shall be subject to prepayment, in whole or in part, at the option of the Company, in multiples of $500,000 (or, if less, the then remaining principal amount of all Term Notes), at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note; provided, that upon any Qualified Equity Offering prior to the second anniversary of this Agreement, the Company may prepay (without Yield-Maintenance Amount) the Term Notes within 45 days of such Qualified Equity Offering in an amount not in excess of $7,500,000 (less any required prepayment made under paragraph 4A). Any partial prepayment of the Term Notes pursuant to this paragraph 4B(1) shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates; provided, that any prepayment of the Term Notes pursuant to the proviso in the preceding sentence shall be applied in satisfaction of the required payments of principal in the order of their scheduled due dates.

     4B(2). PREPAYMENT WITH KEY MAN INSURANCE PROCEEDS. The Term Notes shall be subject to prepayment with Yield-Maintenance Amount, at the option of the Required Holders thereof, with the proceeds of key man life insurance carried as required by paragraph 5F hereof. Within fifteen Business Days following receipt thereof, such proceeds shall be delivered to the Company by the Required Holders in the form received if such option is not exercised. Any partial prepayment of the Term Notes pursuant to this paragraph 4B(2) shall be applied in satisfaction of the required payments of principal in the inverse order of their scheduled due dates.

     4C. NOTICE OF OPTIONAL PREPAYMENT. The Company shall give the holder of each Term Note irrevocable written notice of any optional prepayment pursuant to paragraph 4B(1) not less than 20 days prior to the prepayment date, specifying
(i) such prepayment date, (ii) the aggregate principal amount of the Term Notes to be prepaid on such date, (iii) the principal amount of the Term Notes of such holder to be prepaid on that date, and (iv) such optional prepayment is to be made pursuant to paragraph 4B(1). Notice of optional prepayment having been given as aforesaid, the principal amount of the Term Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B(1), give telephonic notice of the principal amount of the Term Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Information Schedule attached hereto or by notice in writing to the Company.

     4D. PARTIAL PAYMENTS PRO RATA. Upon any partial prepayment of the Term Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Term Notes at the time outstanding (including, for the purpose of this paragraph 4D only with respect to prepayments pursuant to paragraph 4A, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B (but including all Notes prepaid pursuant to paragraph 5E)) in proportion to the respective outstanding principal amounts thereof.

     4E. RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, upon exercise of the put option pursuant to paragraph 5E, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Term Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Term Notes held by each other holder of Term Notes at the time outstanding upon the same terms and conditions. Any Term Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

     5.   AFFIRMATIVE COVENANTS.

     5A. FINANCIAL STATEMENTS. The Company covenants that it will deliver to each Significant Holder in triplicate:

          (i) as soon as practicable and in any event within 20 days after the end of each calendar month in each fiscal year (but in no event later than upon their dissemination to management of the Company), unaudited consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such calendar month and for the period from the beginning of the current fiscal year to the end of such calendar month, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such calendar month, all in reasonable detail and satisfactory in form to the Required Holders;

          (ii) as soon as practicable and in any event within 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter) in each fiscal year, unaudited consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company to the effect that (a) such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject to changes resulting from audits and normal year-end adjustments) and have been prepared in accordance with GAAP consistently followed throughout the periods involved, (b) the balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and (c) the statements of income, retained earnings and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated; provided, however, that delivery within such time period of the Company's Quarterly Report on Form 10-Q containing such financial statements and financial information prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirement of this clause
(ii) as to delivery of consolidated financial statements;

          (iii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated and consolidating statements of income and cash flows and a consolidated and consolidating statement of stockholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to consolidated statements, reported on by independent public accountants of recognized national standing selected by the Company or other independent public accountants reasonably acceptable to the Required Holders whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holder(s), and as to consolidating statements certified by an authorized financial officer of the Company to the effect that (a) such financial statements

(including any related schedules and/or notes) are true and correct in all material respects and have been prepared in accordance with GAAP consistently followed throughout the periods involved, (b) the balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and
(c) the statements of income, retained earnings and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated; provided, however, that delivery within such time period of the Company's Annual Report on Form 10-K containing such financial statements and financial information prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (iii) as to delivery of consolidated financial statements;

          (iv) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports (including reports on Form 8-K) which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

          (v) promptly upon receipt thereof, a copy of each management letter and other report submitted to the management or board of directors of the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

          (vi) as soon as practicable and in any event within 60 days after the first day of each fiscal year, Company management's projected consolidated statements of income and cash flows for each fiscal quarter of such fiscal year and, to the extent prepared by the Company, subsequent projected fiscal years, along with projected consolidated balance sheets as of the last day of each such fiscal quarter, setting forth in each case in comparative form consolidated figures from the corresponding period in the preceding fiscal year;

          (vii) promptly after the preparation thereof, school-by-school information with the content and in the form prepared by management for internal review and use (which information can be in the form contained in the Private Placement Memorandum), provided that the Company need not provide the information under this clause (vii) more frequently than once each fiscal quarter;

        (viii) promptly after the Company's receipt thereof, copies of any notice from the United States Department of Education or any other Federal, state or local governmental body, agency or department alleging non-compliance by the Company or any of its Subsidiaries with any material statute, law decree, court or administrative order or regulation, including maximum cohort default rates, the "85/15 Rule", denial of a requested change of control in connection with acquisition of schools or threatened loss of school accreditation;

          (ix) promptly after the Company or any Subsidiary becomes aware thereof, notice of the occurrence of any other event which is material to the Company or any of its Subsidiaries, including the initiation of any material dispute, administrative proceeding, investigation or litigation or any material development in any such dispute or litigation, condition that could result in a material adverse change in the business, condition (financial or otherwise), operations or prospects of the Company or any of its Subsidiaries, and changes in GAAP or Company accounting practices (which notice shall describe such event and the effect, if any, of such event or change on the Company's results of operations, financial condition or compliance with this Agreement in reasonable detail);

          (x) promptly after the same have become final, copies of minutes of meetings of the Board of Directors and shareholders of the Company and its Subsidiaries and copies of any action taken by the Board of Directors or shareholders of the Company or any Subsidiary by written consent;

          (xi) promptly upon transmission thereof, copies of any reports, statements or other information regularly provided to any other holder of any Debt of the Company; and

          (xii) with reasonable promptness, such other financial data or other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (ii) and
(iii) above, the Company will deliver to each Significant Holder an Officer's Certificate (a) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A(1), 6A(2), 6A(3), 6A(4), 6A(5), 6A(6), 6B, 6C(3), 6C(4), 6C(6) and 6C(8) and
(b) stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (iii) above (provided, that the opinion specified in clause (a)(1) in the succeeding sentence shall be delivered only with the financial statements required by clause (iii) above for the fiscal year preceding the fiscal year in which any financing statement or other similar filing filed with Prudential as secured party is scheduled to expire), the Company will deliver to each Significant Holder (a) an opinion of O'Melveny & Myers, or other counsel satisfactory to the Required Holders, to the effect that
(1) all filings, recordings and other actions necessary since the Closing Day or since the date of the last opinion delivered under this clause, as the case may be, to preserve the creation and perfection of the Liens granted under the Collateral Documents in the personal property included in the Collateral to secure the Notes have been duly taken and (2) such Liens in such Collateral to secure the Notes are duly created and perfected (subject to such qualifications and limitations as are substantially the same as the qualifications and limitations contained in the opinion of O'Melveny & Myers delivered on the Closing Day pursuant to paragraph 3A(1) hereof), and specifying the filings, recordings and other actions, if any, that will be necessary during the period until the next delivery of financial statements required by clause (iii) above is to be made in order to preserve the creation and perfection of such Liens in such Collateral, and (b) a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company also covenants that immediately after any Authorized Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

     5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any Institutional Investor designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit the holder's compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

     5C. INSPECTION OF PROPERTY. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense (or, upon the occurrence and during the continuance of an Event of Default, at the Company's expense), to visit and inspect any of the properties of the Company and its Subsidiaries (including its headquarters, schools and other facilities), to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request. Each such visit and inspection shall be conducted during normal business hours and in such manner as to minimize any disruption or interference with the business of the Company and its Subsidiaries.

     5D. COVENANT TO SECURE NOTE EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), other than Liens permitted by the provisions of paragraph 6C(1), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

     5E   CHANGE IN CONTROL PUT OPTION.  The Company covenants that within three
Business Days after any Authorized Officer shall obtain knowledge of the occurrence of a Change in Control Event, the Company shall provide each holder of Notes written notice thereof, describing in reasonable detail the facts and circumstances constituting such Change in Control Event and offering to prepay all Notes held by each holder on the 2nd Business Day after the date of such holder's written notice of its acceptance of such offer (or, if applicable, the date upon which such holder is deemed to have accepted such offer as provided below) (the "PREPAYMENT DATE"). If a holder accepts such offer, the Company shall on the Prepayment Date purchase (and each such holder thereof shall sell) all Notes of such holder at a purchase price equal to the aggregate outstanding principal amount thereof, together with interest thereon to the date of purchase and the Yield-Maintenance Amount, if any, with respect thereto; provided, however, if a holder notifies the Company prior to the proposed Prepayment Date that such holder is rejecting the Company's offer to prepay such holder's Notes, the Company shall not be obligated to purchase, and such holder shall not be obligated to sell, such Notes under this paragraph 5E. For purposes of this paragraph 5E, a holder's failure to reject in writing any offer made by the Company under this paragraph to purchase such holder's Notes prior to the 10th day after such holder receives such offer shall be deemed an acceptance of such offer. No holder of any such Note shall be required to make any representation or warranty in connection with such sale, other than with respect to its ownership of its Note.

     5F. KEY MAN LIFE INSURANCE. The Company covenants that it shall carry, in the aggregate, not less than $3,500,000 of "KEY MAN" life insurance on the lives of David Moore and Paul St. Pierre. Prudential (and, upon transfer of any Term Notes, the then holder of the largest outstanding principal amount of the Term Notes for the pro rata benefit of all of the holders of the Term Notes) shall be named as an additional insured and as loss payee under such policy or policies.

     5G. MAINTENANCE OF PROPERTY. The Company covenants that it will maintain and cause its Subsidiaries to maintain their schools, labs and other equipment and properties in good repair and order, subject to ordinary wear and tear.

     5H. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary will maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses and, in any event, such insurance as is required to be maintained by the other Transaction Documents. Together with each delivery of financial statements under clause (iii) of paragraph 5A, the Company will, upon the request of any Significant Holder, deliver an Officer's Certificate specifying the details of such insurance then in effect.

     5I. PAYMENT OF TAXES; COMPLIANCE WITH LAWS. The Company covenants that it will and will cause its Subsidiaries to pay or provide for the payment of all taxes and other similar charges incurred prior to the time such payment is due and comply with all material laws, statutes, decrees, orders and regulations applicable to the Company, any of its Subsidiaries or any of their respective properties, except for alleged non-payment or non-compliance that is subject to a Good Faith Contest.

     5J. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company covenants that it will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Laws, except where noncompliance would not materially and adversely affect the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

     5K. MAINTENANCE OF WORKING CAPITAL FACILITY. The Company covenants that it will maintain at all times after the expiration or termination of the Revolving Credit Facility hereunder a credit or other facility similar to the Revolving Credit Facility hereunder with a minimum aggregate commitment of $2,500,000 on borrowing terms and conditions substantially similar to or more favorable to the Company than those set forth in paragraph 2B and 3B hereof, and with covenants and defaults generally no more restrictive than as set forth in paragraphs 5 and 7 hereof. The Company shall notify the holders of the Notes if it is unable to renew such facility at least 90 days prior to the scheduled termination of such facility.

     5L. NATURE OF BUSINESS. The Company covenants that it will and will cause its Subsidiaries to engage in the business of operating proprietary post-secondary schools.

     5M. CORPORATE EXISTENCE; LICENSES; ACCREDITATION. The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary). The Company will at all times preserve and keep, and will cause its Subsidiaries at all times to preserve and keep, all material rights, franchises, licenses, permits and other authorizations of any court or administration or governmental body necessary to enable the Company and its Subsidiaries to engage in their business and operate their assets. The Company will maintain at all times, and will cause its Subsidiaries at all times to maintain, the accreditation in effect on the Closing Day, or a comparable accreditation, for each school owned or operated by the Company or any Subsidiary.

     5N. POST CLOSING ITEMS. The Company covenants that it shall take the actions specified in Schedule 5N within the time periods specified therein.

     6. NEGATIVE COVENANTS. So long as any Note or amount owing under this Agreement shall remain unpaid or Prudential shall have any commitment hereunder:

     6A.  FINANCIAL COVENANTS.  The Company covenants that it shall not permit:

     6A(1).    QUICK RATIO.  The ratio (expressed as a percentage) of
Consolidated Quick Assets to Consolidated current liabilities to be less than
(i) 70% at any time from the Closing Day through June 30, 1997; (ii) 80% at any time during the fiscal year ending June 30, 1998; (iii) 135% at any time during the fiscal year ending June 30, 1999; and (iv) 150% at any time after June 30, 1999;

     6A(2). MAXIMUM RATIO OF SENIOR DEBT TO CASH FLOW. The ratio (expressed as a percentage) of Consolidated Senior Debt as at the end of any fiscal quarter to Consolidated Cash Flow for the four fiscal quarter period ended at the end of such fiscal quarter to exceed (i) 300% from the Closing Day through September 30, 1997; (ii) 200% from October 1, 1997 through September 30, 1998; (iii) 150%
from October 1, 1998 through September 30, 1999; and (iv) 125% after September 30, 1999;

     6A(3).    MAXIMUM RATIO OF SENIOR DEBT TO CAPITALIZATION.   The ratio
(expressed as a percentage) of Consolidated Senior Debt to Consolidated Capitalization to exceed (i) 80% at any time from the Closing Day through March 31, 1997; (ii) 77% at any time from April 1, 1997 through September 30, 1997; (iii) 76% at any time from October 1, 1997 through March 31, 1998; (iv) 71% at any time from April 1, 1998 through September 30, 1998; (v) 65% at any time from October 1, 1998 through March 31, 1999; (vi) 55% at any time from April 1, 1999 through September 30, 1999; (vii) 45% at any time from October 1, 1999 through September 30, 2000; and (viii) 40% at all times after September 30, 2000;

     6A(4).    MINIMUM RATIO OF CASH FLOW AND OPERATING LEASE PAYMENTS TO FIXED
CHARGES.   The ratio (expressed as a percentage) of (i) the sum of Consolidated
Cash Flow and Consolidated Operating Lease Payments to (ii) Consolidated Fixed Charges, in each case for the four fiscal quarter period ending at the end of any fiscal quarter, to be less than (a) 100% from the Closing Day through September 30, 1998, (b) 150% from October 1, 1998 through September 30, 1999, and (v) 175% at any time after September 30, 1999;

     6A(5).    MINIMUM RATIO OF EBIT AND OPERATING LEASE PAYMENTS TO INTEREST
EXPENSE AND OPERATING LEASE PAYMENTS.  The ratio (expressed as a percentage) of
(i) the sum of Consolidated EBIT and Consolidated Operating Lease Payments to
(ii) Consolidated Interest Expense and Consolidated Operating Lease Payments, in each case for the four fiscal quarter period ending at the end of any fiscal quarter, to be less than (a) 120% from the Closing Day through September 30, 1997; (b) 140% from October 1, 1997 through September 30, 1998; (c) 160% from October 1, 1998 through September 30, 1999; (d) 175% from October 1, 1999 through September 30, 2000; and (e) 200% after September 30, 2000;

     6A(6).    MINIMUM CONSOLIDATED CASH FLOW.  Consolidated Cash Flow From
Operations for the fiscal year set forth below to be less than the amount set forth in the table opposite such fiscal year:

                         Minimum Consolidated
          Fiscal year      Cash Flow From Operations
          ------------    ---------------------------
               1997              $750,000
               1998            $6,350,000
               1999            $9,100,000
               2000           $11,500,000
               2001 and       $12,500,000
               each fiscal
               year thereafter

     For purposes of determining the Company's compliance with paragraphs 6A(2), 6A(4) and 6A(5), (i) the Company may include the financial results of the Phillips Schools as though the Phillips Schools had been acquired by the Company on July 1, 1996 and (ii) prior to June 30, 1997, the Company may annualize the financial results of the fiscal quarters ending prior to such date and after the Closing Day;

     6A(7).    MAXIMUM RATIO OF DEBT TO CAPITALIZATION.  The ratio (expressed as a percentage) of Consolidated Debt to Consolidated Capitalization to exceed (i) 92% at any time from the Closing Day through March 31, 1997; (ii) 90% at any time from April 1, 1997 through September 30, 1997; (iii) 85% at any time from October 1, 1997 through March 31, 1998; (iv) 83% at any time from April 1, 1998 through September 30, 1998; (v) 65% at any time from October 1, 1998 through September 30, 1999; (vi) 55% at any time from October 1, 1999 through September 30, 2000; (vii) 40% at any time from October 1, 2000 through September 30, 2001;
(viii) 30% at any time from October 1, 2001 through September 30, 2002; and (ix) 20% at any time thereafter.

     6B. RESTRICTED PAYMENTS. The Company covenants that it shall not, and shall not permit any Subsidiary to, make, pay or declare, or commit to make, pay or declare, any Restricted Payment, other than:

          (i) dividends paid in cash by the Company on the Class A Preferred, provided that no proceeds of any Revolving Loan are used to make any such payment and the dividend rate on the Class A Preferred shall not exceed 6% (or, to the extent shares of Class A Preferred have not been optionally redeemed by the Company on or prior to June 30, 2001, 12%);

          (ii) interest paid in cash by the Company on the Subordinated Debt, provided that no proceeds of any Revolving Loan are used to make any such payment and the interest rate on the Subordinated Debt shall not exceed 12%;

          (iii) principal payments made by the Company on the Subordinated Debt in accordance with Schedule 6B;

          (iv) optional redemption of the Class A Preferred on or after June 30, 2001;

          (v) mandatory redemption of the Class A Preferred if the Company completes an equity offering after the Closing Day that (a) yields net proceeds to the Company in excess of $20,000,000 from investors other than the Equity Sponsors (or their Affiliates), employees or directors of the Company or its Subsidiaries, or Prudential and (b) values the equity on a fully diluted basis (based on the offering price) held by BOCP, Primus, Senior Management and Prudential, as a group, at an amount no less than $35,000,000;

          (vi) Restricted Payments made by any Subsidiary to the Company; and

          (vii) purchases or other acquisitions of shares of Common Stock from a former employee of the Company or a Subsidiary in connection with the termination of the employment of such employee with the Company or any Subsidiary;

provided, however, that the Restricted Payments described in (i) through (vii) above shall not be declared, ordered, paid or made, or committed for, nor shall any sum or Property be set aside for any Restricted Payment, unless at the time thereof and immediately after giving effect thereto (i) no Default or Event of Default is in existence and (ii) the sum of all Restricted Payments made after June 30, 1996 does not exceed an amount equal to the sum of (a) 30% (or, in the case of a loss or deficit, minus 100%) of Consolidated Net Income for each fiscal quarter ending after June 30, 1996 and prior to the date of such proposed Restricted Payment and (b) all interest paid on the Subordinated Debt after June 30, 1996 and prior to the date of such proposed Restricted Payment (including the proposed Restricted Payment if it is an interest payment on the Subordinated
Debt).

     6C. LIEN, DEBT AND OTHER RESTRICTIONS. The Company will not and will not permit any Subsidiary to:

     6C(1).    LIENS.  Create, assume or suffer to exist at any time any Lien upon any of its properties or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), except:

          (i)  Liens arising under the Security Documents;

          (ii) Liens for taxes, assessments or other governmental charges or levies not yet due or payable or which are the subject of a Good Faith Contest;

         (iii) Liens imposed by law, such as materialmen's mechanics', carriers', landlords', workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) which are not due or which are the subject of a Good Faith Contest;

          (iv) Liens in favor of the Company on Property of a Subsidiary to secure obligations of such Subsidiary to the Company;

          (v) Liens (other than Liens imposed under ERISA), pledges or deposits in connection with workmen's compensation, unemployment insurance or social security obligations, provided in each case the obligation secured is not overdue and the obligation is not Debt;

          (vi) Liens consisting of mortgages on the real property on which the Phillips Schools are located and which are described on Schedule 6C(1)(vi), provided, that the obligations secured by such mortgages are non-recourse (on terms satisfactory to the holders of the Notes) to the Company or any other obligor;

          (vii) Liens on the NEC Collateral in favor of NEC to secure the NEC Obligations so long as the NEC Subordination Agreement remains in effect;

          (viii) Liens securing the working capital facility required to be maintained pursuant to paragraph 5K, provided, however that an intercreditor and collateral agency agreement in form and substance satisfactory to Prudential and the holders of the Term Notes shall have been entered into among Prudential, the holders of the Term Notes and the persons providing such working capital facility, and such agreement shall be in full force and effect; and

            (ix) easements, rights of way, minor survey exceptions and other encumbrances on title to real property that are necessary for the conduct of the operations of the Company and its Subsidiaries and do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;

     6C(2).    DEBT.  Permit any Subsidiary to incur, assume or suffer to exist at any time any Debt, except Debt owed to the Company or another Subsidiary and the Debt listed on Schedule 6C(2);

     6C(3).    LOANS, ADVANCES AND INVESTMENTS.  Make or permit to remain outstanding any loan or advance to, or Guarantee, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (collectively, "INVESTMENTS"), except:

             (i) acquisitions of schools or Persons engaged principally in the same business as the Company as of the date hereof, provided, that the Purchase Price (as defined herein) with respect to any single acquisition shall not exceed $250,000 and the aggregate amount of all Purchase Prices for all such acquisitions consummated or committed to be consummated, or with respect to which the Company or a Subsidiary has entered into an agreement to make such acquisition, in any twelve consecutive month period shall not exceed $1,000,000 (for purposes of this paragraph 6C(3)(i), "PURCHASE PRICE" shall mean the total purchase price of any single acquisition of assets or stock permitted by this clause (i) calculated as the sum of (a) the amount of cash paid or payable by the Company in connection with such acquisition, including, without limitation, amounts paid or payable as the "earn out", deferred or other delayed or contingent purchase price or under noncompete agreements, plus (b) the aggregate amount of all liabilities and obligations assumed by the Company or any Subsidiary in connection with such acquisition of assets);

          (ii) Investments in direct obligations of the United States of America, or Investments which are guaranteed by the full faith and credit of the United States of America, in either case maturing within one year or less from the date of acquisition thereof by the Company or any Subsidiary;

          (iii) Investments in certificates of deposit maturing within one year from the date of acquisition by the Company or a Subsidiary and issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $750,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Subsidiary, rated AA, or better, by Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc., or Aa2, or better, by Moody's Investors Service, Inc.;

          (iv) Investments in commercial paper maturing within 270 days or less from the date of acquisition by the Company or a Subsidiary which, at the time of acquisition by the Company or any Subsidiary, is rated A-1, or better, by Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc., or P-1, or better, by Moody's Investors Service, Inc.;

          (v) loans and advances by the Company to any Subsidiary incorporated under the laws of any state of the United States (a "DOMESTIC SUBSIDIARY") or loans and advances by a Domestic Subsidiary to any other Domestic Subsidiary or the Company;

          (vi) travel and other like advances made to officers and employees of the Company or a Subsidiary in the ordinary course of business; and

          (vii) other Investments, provided that the aggregate amount thereof, at original cost, at no time exceeds $250,000;

     6C(4).    CAPITAL EXPENDITURES.   Make capital expenditures in any fiscal
year in an aggregate amount in excess of (i) $2,200,000 for the fiscal years ending June 30, 1997 and 1998 and (ii) for each fiscal year thereafter, 2% of Consolidated gross revenues for the fiscal year immediately preceding the fiscal year in which such capital expenditure is made;

     6C(5).    MERGER AND CONSOLIDATION.  Merge or consolidate with or into any other Person, except that (i) any Subsidiary may merge with the Company or another Subsidiary so long as the Company or such other Subsidiary is the surviving corporation and (ii) the Company may merge or consolidate with or into any other Person so long as (a) the Company is the corporation surviving such merger or consolidation, (b) at the time of such merger or consolidation and immediately after giving effect thereto no Default or Event of Default is in existence, (c) the Company is in compliance with paragraphs 6A(2) and 6A(4) as of the end of the fiscal quarter immediately preceding the fiscal quarter in which such merger or consolidation occurs, and is in compliance with paragraph 6C(3) as of the date of such merger or consolidation, on a pro forma basis as though such Person had been merged or consolidated with the Company for the periods, or as of the date, for which compliance is being tested and (d) there shall have been delivered to the holders of the Notes such legal opinions, certificates and other evidence as may be requested by the Required Holders to evidence compliance with the foregoing conditions, each in form and substance satisfactory to the Required Holders;

     6C(6).    TRANSFERS OF ASSETS.  Transfer any Property (other than Transfers by a Subsidiary to the Company or a Domestic Subsidiary) if at the time of such Transfer and immediately after giving effect thereto:

          (i) the greater of the aggregate net book value or fair market value of all Property Transferred during the twelve month period prior to such Transfer exceeds $250,000; or

          (ii) the Twelve Month Percentage of Net Income Capacity Transferred exceeds 5%;

     6C(7).    RESTRICTIONS ON SUBSIDIARIES.  Enter into any contract (other than this Agreement), agreement or business arrangement that restricts or limits in any manner, or incur or permit to exist any restriction on, any Subsidiary's ability to make Restricted Payments to the Company or its Subsidiaries, repay obligations to the Company or any other Subsidiary or transfer Property to the Company or any Subsidiary;

     6C(8).    COMPENSATION OF SENIOR MANAGEMENT.  Make any payment (whether in cash or other Property) to Senior Management (other than in Capital Stock of the Company paid solely in connection with an incentive compensation plan approved by the Board of Directors of the Company and advances and reimbursement for travel, entertainment and other customary out-of-pocket expenses in reasonable amounts) in an aggregate amount in excess of (i) $1,250,000 for the fiscal year ending June 30, 1997 and (ii) for each fiscal year thereafter, an amount equal to the product of (a) the amount permitted to be paid to Senior Management under this paragraph 6C(8) for the immediately preceding fiscal year and (b) the greater of 1.05 and the Inflation Factor for the immediately preceding calendar year;

     6C(9).    RELATED PARTY TRANSACTIONS.   Enter into directly or indirectly
any transaction (including, without limitation, the purchase, lease, sale or exchange of Properties of any kind or the rendering of any service) with any Related Party, except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not a Related Party of the Company;

     6C(10).   SALE OR DISCOUNT OF RECEIVABLES.  Sell (with or without
recourse), or discount or otherwise sell for less than the face value thereof, or subject to a Lien, any of its notes or accounts receivable other than the sale or discount of receivables acquired from Phillips pursuant to the Acquisition Agreements, provided that the aggregate face amount of such receivables sold or discounted (determined as of the date such receivables are sold or discounted) shall not exceed $500,000;

     6C(11).   SALE AND LEASE-BACK.  Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary;

     6C(12).   SALE OF STOCK AND DEBT OF SUBSIDIARIES.  Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except to the Company or a Domestic Subsidiary, and except that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold; provided, that (i) such sale or other disposition, if treated as a Transfer of Property of such Subsidiary, would be permitted by paragraph 6C(6) and (ii) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6C(12)).

     6C(13).   LEASES.  Except with respect to any lease of any real property, enter into or permit to remain in effect any operating lease as lessee other than operating leases the aggregate amount payable under which (i) for the fiscal quarter ending December 31, 1996, shall not exceed $300,000; (ii) for the two consecutive fiscal quarters ending March 31, 1997, shall not exceed $600,000; (iii) for the three consecutive fiscal quarters ending June 30, 1997, shall not exceed $900,000; (iv) for the four consecutive fiscal quarters ending September 30, 1997, shall not exceed $1,200,000 and (v) for any four consecutive fiscal quarters ending after September 30, 1997, shall not exceed $1,200,000 multiplied by the Inflation Factor for such four fiscal quarters.

     6D. HOSTILE TENDER OFFER. The Company covenants that none of the proceeds of any Revolving Loan will be used to finance directly or indirectly any Hostile Tender Offer.

     6E. FISCAL YEAR. The Company covenants that it will not change its fiscal year or fiscal quarter.

     6F. ISSUANCE OF STOCK BY SUBSIDIARIES. The Company covenants that it will not permit any Subsidiary of the Company (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or otherwise dispose of any shares of any class of its stock except to the Company or a Subsidiary of the Company.

     7.   EVENTS OF DEFAULT.

     7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) the Company defaults in the payment of any principal of, interest on, or non-usage fee or Yield-Maintenance Amount payable with respect to any Note, or any other amount due under the Notes or this Agreement, when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any Debt beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any Debt is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to cause, such Debt to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity provided that, if such Debt is other than Subordinated Debt, the aggregate amount of all Debt as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $250,000; or

          (iii) any representation or warranty made by the Company in any of the Transaction Documents or by the Company or any of its officers in any writing furnished in connection with or pursuant to any of the Transaction Documents shall be false in any material respect on the date as of which made; or

          (iv) the Company fails to perform or observe any agreement contained in paragraph 5D, 5E, 5N or 6; or

          (v) the Company fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 30 days after any Authorized Officer obtains actual knowledge thereof; or

          (vi) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (vii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

          (viii) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (ix) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (x) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xi) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days (the term "substantial" for purposes of this clause (xi) shall mean that amount of assets that would be prohibited from being Transferred pursuant to paragraph 6C(6)); or

          (xii) a final judgment in an amount in excess of $250,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xiii) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (C) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $250,000, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole; or

          (xiv) any of the Transaction Documents shall fail to be in full force and effect or otherwise shall not be enforceable in accordance with its terms; or the Company or any Subsidiary shall contest or deny the validity or enforceability of, or deny that it has any liability or obligations under, any agreement, term or condition contained in any Transaction Document; or

          (xv) the holders of the Notes do not have or cease to have a duly created and perfected first priority security interest in all of the Collateral, subject only to the Liens permitted by clauses (ii), (iii) or (v) of paragraph 6C(1) hereof that by operation of law have a priority prior to the Lien arising under the Collateral Documents, or such security interest for whatever reason shall be unenforceable; or

          (xvi) any court or administrative or governmental body shall take any action which will have a material adverse effect on, or there is otherwise any material adverse change in, the business, condition (financial or otherwise) or operations of the Company or its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement, the Notes or any other Transaction Document; or

          (xvii) the Company fails to obtain, within 60 days after the Closing Day, the United States Department of Education re-certification of the Phillips Schools as eligible for funding under Title IV of the Higher Education Act of 1965; or

          (xviii) (A) the Company fails to obtain, within 90 days after the Closing Day, any of the permits or approvals listed on Schedule 3A(5) hereto, or
(B) within 90 days after the Closing Day, all of the guaranty agencies which have guaranteed Federal Family Education Loan loan programs for the Phillips Schools have not resumed such guaranty activities;

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause
(vii), (viii) or (ix) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default hereunder other than as described in clause (b) (including an Event of Default described in clause (i) of this paragraph 7A), the Required Holder(s) of the Revolving Notes or of the Term Notes may at its or their option, by notice in writing to the Company, declare all of the Revolving Notes or of the Term Notes (as the case may be) to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, and any non-usage fees through the date of such acceleration with respect to each such Note, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company.

     7B. RESCISSION OF ACCELERATION. At any time after any or all of the Revolving Notes or the Term Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Revolving Notes or of the Term Notes (as the case may be) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest and non-usage fees (if any) on such Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to such Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest, non-usage fees and overdue principal and Yield-Maintenance Amount at the rate specified herein or in such Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

     7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Transaction Documents by exercising such remedies as are available to such holder in respect thereof (i) under the Transaction Documents and (ii) under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein, in any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise.

     8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

     8A(1).    ORGANIZATION; CAPITAL STOCK.

          (a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is licensed or qualified to do business and in good standing in every jurisdiction where the ownership of its properties or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a material adverse affect on the Company. Each Subsidiary is duly organized and existing in good standing in every jurisdiction in which it is incorporated or organized and is licensed or qualified to do business and in good standing in every jurisdiction where the ownership of its properties or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a material adverse affect on such Subsidiary. The names of the Subsidiaries, the jurisdiction in which each such Subsidiary is organized, the shareholder(s) of such Subsidiaries and the ownership interests of such owners therein are as set forth in Schedule 8A(1)(a).

          (b) On the Closing Day, and after giving effect to the transactions contemplated by the Transaction Documents (i) the authorized and issued Capital Stock of the Company will consist of (1) 9,000,000 shares of authorized Class A Common Stock, 111,660 shares of which are issued and outstanding and 6243.89 shares of which will be reserved for the issuance of shares upon exercise of the Warrants and 1133.95 shares of which will be reserved for the issuance of shares upon the exercise of the Equity Sponsor Warrants, (2) 500,000 shares of authorized Class B Common Stock, 32,090 shares (which includes 18,750 shares held by Senior Management and subject to vesting) of which are issued and outstanding and 4535.83 shares of which will be reserved for issuance of shares upon exercise of the Equity Sponsor Warrant and (3) 500,000 shares of authorized preferred stock of which 18,125 shares of Class A Preferred Stock (the "CLASS A PREFERRED"), are authorized, issued and outstanding and (ii) other than the Warrants and the Equity Sponsor Warrants, there are no other options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into shares of the Company's Capital Stock. The names of the owners of the capital stock of the Company and the number of shares held by each, after giving effect to the transactions contemplated by the Transaction Documents, are as set forth in Schedule 8A(1)(b).

     8A(2). POWER AND AUTHORITY. The Company and each of its Subsidiaries has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement, the Notes and the other Transaction Documents to which the Company is a party. The execution, delivery and performance of this Agreement, the Notes, and each Transaction Document to which the Company is a party have been duly authorized by all requisite action and this Agreement, the Notes and the Transaction Documents have been duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has duly authorized the issuance of 6243.89 shares of its Class A Common Stock upon the exercise of the Warrants, such number of shares of the Class A Common Stock has been reserved for issuance upon the exercise of the Warrants and, upon such exercise and payment of the purchase price therefor pursuant to the Warrants, such shares shall be duly authorized and issued, fully paid and non-assessable.

     8B. FINANCIAL STATEMENTS; RESTRICTED PAYMENTS. The Company has furnished Prudential with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1996 and all fiscal years completed subsequent to such date (other than fiscal years completed within 90 days prior to the date as of which this representation is made or repeated to Prudential and for which audited financial statements have not been released) and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for each such fiscal year, all certified by Arthur Andersen; and (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, retained earnings and cash flows for the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements to changes resulting from audits and normal year-end adjustments) and have been prepared in accordance with GAAP consistently followed throughout the periods involved. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, retained earnings and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished. No Restricted Payment has been made by the Company from July 1, 1996 through the Closing Day.

     8C. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in (i) the closure, loss of eligibility for state or federal financial assistance or loss of accreditation of any schools owned or operated by the Company or any Subsidiary or (ii) any other any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

     8D. OUTSTANDING DEBT. The Company does not have outstanding any Debt except as permitted by paragraph 6A(3). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto. No Subsidiary of the Company has any outstanding Debt except as permitted by paragraph 6C(2).

     8E. TITLE TO PROPERTIES. The Company and each Subsidiary has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets, including, without limitation, all Properties and assets reflected in the most recent audited balance sheet delivered pursuant to paragraph 5A (or, if no audited balance sheet has been delivered, the most recent audited balance sheet referred to in paragraph 8B), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All material leases necessary in any material respect for the conduct of the business of the Company are valid and subsisting and are in full force and effect. Schedule 8E sets forth as of the Closing Day each school facility lease and the base rent currently payable, the scheduled lease expiration date and the amount of any buyout option with respect thereto.

     8F. COMPLIANCE WITH LAWS. The Company and its Subsidiaries and all of their respective Properties and facilities have complied at all times and in all material respects with all laws, statutes, regulations, including, without limitation, the Higher Education Act of 1965, as amended, and all Environmental Laws, except where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

     8G. TAXES. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes which are subject to a Good Faith Contest.

     8H. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Notes, nor the making of any Revolving Loan, nor the fulfillment of nor compliance with the terms and provisions hereof, of the Notes and of any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than Liens created for the benefit of the holders of the Notes pursuant to the Transaction Documents) upon any of the Properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders of the Company or Persons with direct or indirect ownership interests in stockholders of the Company), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on, the incurring of Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed on Schedule 8H attached hereto.

     8I. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     8J. USE OF PROCEEDS. The proceeds of sale of the Term Notes and the Revolving Loan made on the Closing Day will be used to finance the acquisition of the assets purchased pursuant to the Master Agreement and the Schools Agreement and for working capital. None of the proceeds of any Term Note or Revolving Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate (i) of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "PURPOSE CREDIT" within the meaning of such Regulation G or (ii) except for $500,000 of the proceeds of the Revolving Loans, to repay any Debt incurred to Phillips or any Affiliate to acquire any real estate under the Real Estate Acquisition Agreement or to fund any escrow under the Acquisition Agreements after the Closing Day. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Notes or any Revolving Loan to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     8K. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. The execution and delivery of this

Agreement, the issuance and sale of the Notes and the making of each Revolving Loan will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of Prudential's representation in paragraph 9B as to the source of funds to be used by it to purchase any Term Notes and make any Revolving Loans.

     8L. GOVERNMENTAL CONSENT. Neither the nature of the Company or of any Subsidiary nor any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes, the making of any Revolving Loan or the use of the proceeds of either is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (excluding routine filings with respect to the Notes to be made after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities and the filing of appropriate notices for perfection of security interests) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes, the making of any Revolving Loan or the fulfillment of or compliance with the terms and provisions hereof, of the Notes or of any other Transaction Document.

     8M. REGULATORY STATUS. Neither the Company nor any Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Act of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act, as amended.

     8N. SECTION 144A. The Term Notes are not of the same class as securities, if any, of the Company listed on a national securities exchange registered under
Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

     8O. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Liens permitted by paragraph 6C(1) hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

     8P. ESTABLISHMENT OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken, that are necessary or advisable under applicable law and are required to be made or taken on or prior to the Closing Day to establish and perfect Prudential's security interest in the Collateral. The Collateral and Prudential's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Company is the owner of the Collateral described in each Security Document free from any Lien, security interest, encumbrance and any other claim or demand, except for Liens permitted by paragraph 6C(1) hereof.

     8Q. POSSESSION OF INTELLECTUAL PROPERTY. Except as set forth in Schedule 8Q, as of the Closing Day, the Company has no patents, trademarks, service marks, tradenames, copyrights, curricula, know-how or similar intellectual property (collectively, "INTELLECTUAL PROPERTY") which are material to the conduct of the Company's business. The Company and its Subsidiaries possess all Intellectual Property free from burdensome restriction and that are necessary in any material respect for the ownership, maintenance and operation of their business, properties and assets, and neither the Company nor any Subsidiary has infringed upon or violated the Intellectual Property of any third party. From and after the date hereof, all Intellectual Property of the Company and Subsidiaries will be validly issued and will be in full force and effect and will not contain any provision or restriction which could materially affect or impair their value or use.

     8R. PERMITS AND OTHER OPERATING RIGHTS. The Company and each of its Subsidiaries has all such valid franchises, licenses, permits, accreditation, operating rights, certificates of convenience and necessity, other authorizations from Federal, state, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any of its Subsidiaries (collectively, "AUTHORIZATIONS") as are necessary in all material respects for the ownership, operation and maintenance of its business and Properties, and such Authorizations are free from burdensome restrictions or conditions of an unusual character or restrictions or conditions materially adverse to the business or operations of the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries is not in violation thereof in any material respect.
Schedule 8R sets forth as of the Closing Day (i) the accreditation for each of the Company's schools, (ii) the last date each such accreditation was issued or renewed, (iii) the expiration date of each such accreditation and (iv) any alternative or additional accreditation, if any, which the Company intends to seek for each such school.

     8S. DISCLOSURE. Neither this Agreement, any Transaction Document nor any other document, certificate or statement

(including, without limitation, the Private Placement Memorandum) furnished by or on behalf of the Company in connection with this Agreement, the other Transaction Documents, the issuance of the Notes or the making of any Revolving Loan contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished in connection herewith by or on behalf of the Company prior to the date hereof or any date on which this representation is repeated or confirmed in connection with the transactions contemplated hereby. The projections contained in the Private Placement Memorandum are reasonable in light of the facts and circumstances at the time of their preparation and no event, condition or development has since occurred that would make such projections misleading in any material respect.

     9.   REPRESENTATIONS OF PRUDENTIAL.  Prudential represents as follows:

     9A. NATURE OF PURCHASE. Prudential is not acquiring the Notes or the Warrant to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of Prudential's property shall at all times be and remain within its control.

     9B. SOURCE OF FUNDS. The source of funds being used by Prudential to pay the purchase price of the Notes and the Warrant being purchased by it hereunder or to make any Revolving Loan hereunder constitutes assets allocated to: (i) Prudential's "INSURANCE COMPANY GENERAL ACCOUNT" (as such term is defined under
Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60), and as of the date of the purchase of the Notes Prudential satisfies all of the applicable requirements for relief under Sections I and IV of PTCE 95-60 or (ii) a separate account maintained by Prudential in which no employee benefit plan, other than employee benefit plans identified on a list which has been furnished by it to the Company, participates to the extent of 10% or more. For the purpose of this paragraph 9B, the terms "SEPARATE ACCOUNT" and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings specified in section 3 of ERISA.

     10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

     10A. YIELD-MAINTENANCE TERMS.

     "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or California are required or authorized to be closed.

     "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B(1) or 4B(2) or purchased by the Company pursuant to paragraph 5E or becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

     "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

     "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, 1.00% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York city time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "PAGE 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

     "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B(1) or 4B(2) or purchased pursuant to paragraph 5E or becomes immediately due and payable pursuant to paragraph 7A, as the context requires.

     "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

     10B. OTHER TERMS.

     "ACQUISITION AGREEMENTS" shall have the meaning specified in paragraph
3A(7).

     "ADJUSTED COMMERCIAL PAPER RATE" shall mean a rate per annum equal to the sum of 3.00% plus the yield-adjusted rate (i.e., the nominal rate increased by the cost of any discount) charged or quoted to Prudential Funding Corporation for dealer-placed, 30- day promissory notes issued by Prudential Funding Corporation on the Rate Day.

     "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or another specified Person, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "AUTHORIZED OFFICER" shall mean the Company's chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the

Company involved principally in its financial administration or its controllership function, any other officer of the Company designated as an "AUTHORIZED OFFICER" in the Information Schedule attached hereto and any other officer of the Company designated as an "AUTHORIZED OFFICER" for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

     "AUTHORIZATION" shall have the meaning specified in paragraph 8R.

     "BANKRUPTCY LAW" shall have the meaning specified in clause (vii) of paragraph 7A.

     "BOCP II" shall mean Banc One Capital Partners II, Ltd., an Ohio limited liability company.

     "CAPITAL STOCK" of any Person, shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person or partnership interests and any warrants, options or other rights to acquire such stock or interests. The term "CAPITAL STOCK" as used herein with respect to the Company shall include the Class A Preferred.

     "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "CHANGE OF CONTROL EVENT" shall mean (i) David Moore and Paul St. Pierre cease at any time to be employed for any reason by the Company on a full-time basis; (ii) either David Moore or Paul St. Pierre and any two of the remaining three members of Senior Management cease at any time to be employed for any reason by the Company on a full-time basis; (iii) Senior Management (or trusts, the beneficiaries of which are immediate family members of a member of Senior Management), and the Equity Sponsors cease to own at any time in the aggregate at least 50% of the outstanding common stock of the Company; (iv) BOCP II and LLC shall cease to own at any time in the aggregate at least 50% of the common stock of the Company that they own in the aggregate as of the Closing Day (after giving effect to the transactions contemplated by the transaction documents);
(v) Primus shall cease to own at any time at least 50% of the common stock of the Company that it owns as of the Closing Day; or (vi) a Person other than the shareholders at the Closing Day acquires the right or ability to elect, or direct the election, of a majority of the Company's Board of Directors; provided, however, that after a Qualifying Equity Offering a "CHANGE OF CONTROL EVENT" shall mean (a) an event of the type described in clauses (i) or (ii) above; (b) an event or series of events by which any Person or Persons or other entities acting in concert as a partnership or other group (a "GROUP OF PERSONS") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), of 50% or more of the Voting Power of the Company; (c) the Company is merged with or into another corporation with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a majority of the combined Voting Power of the Person surviving the transaction; (d) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or Group of Persons; or (e) Senior Management (or trusts, the beneficiaries of which are immediate family members of a member of Senior Management) ceases to own at any time in the aggregate at least 30% of the common stock of the Company that they own in the aggregate as of the Closing Day (after giving effect to the transactions contemplated by the Transaction Documents). An event of the type described in clause (iii),(iv) or (v) in the foregoing sentence that results from the consummation of an initial public offering of the Company's Qualified Stock shall not be deemed a Change of Control Event.

     "CLASS A PREFERRED" shall have the meaning provided in paragraph 8A(1).

     "CLOSING DAY" shall have the meaning provided in paragraph 2A.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COLLATERAL" shall mean all the Company's property and assets, including accounts receivable, fixed assets (other than the real estate permitted to be subject to Liens pursuant to paragraph 6C(1)(vi) hereof) and other Intellectual Property.

     "COLLATERAL DOCUMENTS" shall have the meaning specified in paragraph 3A(9).

     "COMPANY" shall have the meaning specified in the introductory paragraph of this Agreement.

     "CONSOLIDATED" shall mean, with respect to any financial or accounting term, such term on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

     "CONSOLIDATED CAPITALIZATION" shall mean, as at any time of determination, Consolidated Senior Debt plus (i) Consolidated subordinated debt designated in writing by the Required Holders in their sole discretion as eligible for inclusion in computing Consolidated Capitalization and (ii) Consolidated shareholders equity.

     "CONSOLIDATED CASH FLOW" shall mean, as to any period, Consolidated Net Income plus (i) depreciation and amortization expense, (ii) Consolidated Interest Expense and (iii) income tax expense.

     "CONSOLIDATED CASH FLOW FROM OPERATIONS" shall mean, as to any period, Consolidated cash flow from operations calculated in accordance with GAAP and as set forth on the Company's statement of cash flows delivered to the holders of the Notes pursuant to paragraph 5A.

     "CONSOLIDATED EBIT" shall mean, as to any period, Consolidated Net Income plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of (i) Consolidated Interest Expense and (ii) income tax expense.

     "CONSOLIDATED FIXED CHARGES" shall mean, as to any period, the sum of (i) Consolidated Interest Expense, (ii) scheduled principal payments in respect of Debt of the Company and its Subsidiaries, including, without limitation, the Subordinated Debt, and (iii) Consolidated Operating Lease Payments.

     "CONSOLIDATED INTEREST EXPENSE" shall mean, as to any period, all interest expense, including, without limitation, all commissions, discounts or related amortization and other fees and charges with respect to letters of credit and bankers' acceptance financing and the net costs associated with interest swap obligations, amortization of debt expense and original issue discount and the interest portion of any deferred payment obligation (including leases of all types), calculated in accordance with the effective interest method.

     "CONSOLIDATED NET INCOME" shall mean, as to any period, gross revenues of the Company and its Subsidiaries less all expenses and other proper charges (including taxes on income), but excluding (i) extraordinary gains, (ii) any gains or losses resulting from the sale or other disposition of capital assets,
(iii) undistributed earnings of any Person which is not a Subsidiary, (iv) gains arising from changes in accounting principles, (v) gains arising from the write-up of assets, (vi) any earnings of a Person acquired through purchase, merger or consolidation or otherwise by the

Company or any Subsidiary for any period prior to the date of acquisition, and
(vii) any gains or losses resulting from the retirement or extinguishment of Debt.

     "CONSOLIDATED OPERATING LEASE PAYMENTS" shall mean, as to any period, all payments under operating leases.

     "CONSOLIDATED QUICK ASSETS" shall mean, as at any time of determination, all cash, cash equivalents, marketable securities and accounts receivable (net of bad debt reserve).

     "CONSOLIDATED SENIOR DEBT" shall mean, as at any time of determination, the aggregate amount of all Senior Debt.

     "CUMULATIVE PERCENTAGE OF NET INCOME CAPACITY TRANSFERRED" shall mean, with respect to the period from the Closing Day until the date of determination hereof, the sum of the Percentages of Net Income Capacity Transferred for each asset of the Company and its Subsidiaries that is Transferred during such period.

     "DEBT" shall mean for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including, without limitation, commercial paper and revolving credit advances and indebtedness which is evidenced by bonds, debentures or notes),
(ii) all indebtedness for the deferred purchase price of property or services or extensions of credit (other than current trade accounts payable, payroll obligations and taxes), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money, (vi) all obligations with respect to which such Person has become liable by way of a Guarantee, (vii) Capital Stock of such Person which is not Qualified Stock, (viii) all obligations with respect to interest rate swaps, exchanges or cap agreements, letters of credit and similar obligations and (ix) all modifications, renewals and extensions of any of the above.

     "DOMESTIC SUBSIDIARY" shall have the meaning provided in paragraph
6C(3)(vi).

     "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

     "EQUITY SPONSOR WARRANTS" shall mean the warrants to purchase 806.45 shares of the Company's Class A Common Stock, the contingent warrants to purchase
327.50 shares of the Company's Class A Common Stock, the warrants to purchase 3225.81 shares of the Company's Class B Common Stock and the contingent warrants to purchase 1310.02 shares of the Company's Class B Common Stock issued to the Equity Sponsors pursuant to the Subordinated Note and Warrant Purchase Agreement.

     "EQUITY SPONSORS" shall mean BOCP II, LLC and Primus and their respective successors and assigns.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

     "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "GAAP" shall mean generally accepted accounting principles as in existence from time to time, applied on a basis consistent with the financial statements delivered pursuant to paragraph 5A(ii) or, if no such financial statements have been delivered, the most recent financial statements referenced in clause (i) of paragraph 8B.

     "GOOD FAITH CONTEST" shall mean an active challenge or contest initiated in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

     "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guarantees shall include obligations of partnerships and joint ventures of which the Company or any Subsidiary is a general partner or co-venturer that is not expressly non-recourse to the Company or such Subsidiary.

     "HOSTILE TENDER OFFER" shall mean, with respect to the use of proceeds of any Revolving Loan, any offer to purchase, or any purchase of, shares of Capital Stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company requests such Revolving Loan.

     "INCLUDING" shall mean, unless the context clearly requires otherwise, "INCLUDING WITHOUT LIMITATION".

     "INFLATION FACTOR" for a year means the quotient (expressed as a decimal fraction) of (i) the Consumer Price Index for Southern California published by the U.S. Department of Labor, Bureau of Labor Statistics (if the issuance of this index is discontinued, the official index published by a federal governmental agency, which is most nearly equivalent to such index, as determined by the Required Holders and the Company), as at the end of such year, divided by (ii) the same index as at the end of the previous year.

     "INSTITUTIONAL INVESTOR" shall mean an insurance company, bank, savings and loan association, finance company, mutual fund, registered money manager, pension fund, investment company, "qualified institutional buyer" (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or "accredited investor" (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

     "INTELLECTUAL PROPERTY" shall have the meaning provided in paragraph 8Q.

     "INVESTMENTS" shall have the meaning provided in paragraph 6C(3).

     "LIBOR BUSINESS DAY" shall mean a Business Day on which dealings are also being carried on in the London interbank market and banks are open for business in London.

     "LIBOR RATE" shall mean, for any Rate Period, for any Revolving Loan outstanding during such Rate Period, the sum of 3.00% plus (i) the interest rate per annum for deposits in Dollars with a six month maturity which appears on Telerate Page 3750 as of 11:00 A.M. (London time), two LIBOR Business Days prior to the Rate Day, or (ii) if such rate ceases to be reported in accordance with the above definition on Telerate Page 3750, the arithmetic mean of the rates per annum at which deposits in U.S. dollars are offered by the principal London office of the LIBOR Reference Banks at approximately 11:00 A.M. (London time), on the day that is two LIBOR Business Days before the first day of such Rate Period to prime banks in the London interbank market for a six month period, commencing on the first day of such Rate Period, and in a Representative Amount. This arithmetic mean shall be determined by Prudential on the basis of quotations of the applicable rate requested of each of the LIBOR Reference Banks by, and furnished to, Prudential, provided, that if fewer than two quotations are provided as requested, the rate per annum shall equal the arithmetic mean of the rates quoted by major banks in New York City, selected by Prudential, at approximately 11:00 A.M. (New York City time) on the first day of the Rate Period for loans in U.S. Dollars to leading European banks for a six month period, commencing on the first day of such Rate Period, and in a Representative Amount.

     "LIBOR REFERENCE BANKS" shall mean four major banks in the London interbank market selected by Prudential.

     "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, deposit agreement, set-off, bankers' lien, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

     "LLC" shall mean BOCP II, Limited Liability Company, an Ohio limited liability company and successor by merger to Banc One Capital Partners, II L.P.

     "MASTER AGREEMENT" shall have the meaning specified in paragraph 3A(7).

     "MULTIEMPLOYER PLAN" shall mean any Plan which is a "MULTIEMPLOYER PLAN" (as such term is defined in section 4001(a)(3) of ERISA).

     "NEC" shall mean National Education Centers, Inc.

     "NEC COLLATERAL" shall mean the "NEC Collateral", as defined in the NEC Subordination Agreement.

     "NEC OBLIGATIONS" shall mean the "NEC Obligations", as defined in the NEC Subordination Agreement.

     "NEC SUBORDINATION AGREEMENT" shall have the meaning specified in Paragraph 3A(8).

     "NOTE" and "NOTES" shall have the meaning specified in paragraph 1B.

     "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PERCENTAGE OF NET INCOME CAPACITY TRANSFERRED" shall mean, with respect to each asset Transferred by the Company or a Subsidiary, the percentage of Consolidated Net Income produced by, or attributable to, such asset during the twelve fiscal quarter period most recently ended prior to the effective date of such Transfer.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     "PHILLIPS" shall mean Phillips Colleges, Inc.

     "PHILLIPS SCHOOLS" shall mean the colleges acquired by the Company from Phillips on the Closing Day.

     "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code.

     "PLEDGE AGREEMENTS" shall have the meaning specified in paragraph 3A(9).

     "PRIMUS" shall mean Primus Capital Fund III Limited Partnership.

     "PRIVATE PLACEMENT MEMORANDUM" shall mean the Private Placement Memorandum previously delivered to Prudential with respect to the financing provided hereunder.

     "PROPERTY" shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     "PRUDENTIAL" shall mean The Prudential Insurance Company of America.

     "PURCHASE PRICE" shall have the meaning provided in paragraph 6C(3)(i).

     "QUALIFIED STOCK" shall mean common stock or other classes of Capital Stock without (i) mandatory repurchase or redemption obligation during the term of the Notes; (ii) fixed or accruing dividends or similar obligations; or (iii) convertibility or exchangeability into securities with the features described in clause (i) or (ii) above. Qualified Stock shall not include stock issued pursuant to exercises of employee stock options or similar securities.

     "QUALIFYING EQUITY OFFERING" shall mean an equity offering after the Closing Day that (i) yields net proceeds to the Company in excess of $10,000,000 from investors other than the Equity Sponsors (or their Affiliates), employees or directors of the Company or its Subsidiaries, or Prudential and (ii) values the equity on a fully diluted basis (based on the offering price) held by BOCP, Primus, Senior Management and Prudential, as a group, at an amount no less than $35,000,000.

     "RATE DAY" shall mean for each Rate Period the first day of such Rate Period; provided, however, that if such day is not a LIBOR Business Day, then the next LIBOR Business Day succeeding the first day of such Rate Period.

     "RATE PERIOD" shall mean the period during which the LIBOR Rate remains in effect and unchanged. For purposes of this Agreement, the Rate Period shall begin on the first day of each calendar quarter and shall end on the last day of such calendar quarter; provided, however, that if the first day of any calendar quarter is not a Business Day then the Rate Period otherwise beginning on the first day of such calendar quarter (the "SPECIFIED RATE PERIOD") shall begin on the first Business Day of such calendar quarter and the Rate Period immediately preceding the Specified Rate Period shall end on the day immediately preceding such first Business Day.

     "REAL ESTATE ACQUISITION AGREEMENT" shall have the meaning specified in paragraph 3A(7).

     "REFERENCE BANKS" shall mean Morgan Guaranty Trust Company of New York, Citibank, N.A. and Chase Manhattan Bank, N.A.

     "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in paragraph 3A(9).

     "RELATED PARTY" shall mean (i) any Person owning any Capital Stock of the Company (excluding Persons who own or exercise any Warrants), (ii) all Persons to whom any Person described in clause (i) above is related by blood, adoption or marriage and (iii) all Affiliates of the Company and the foregoing Persons.

     "REPRESENTATIVE AMOUNT" means, for purposes of determining the LIBOR Rate for any Rate Period, an amount that is equal to the aggregate principal amount of Revolving Loan for which the LIBOR Rate is being determined for such Rate Period.

     "REQUIRED HOLDER(S)" shall mean the holder(s) of at least 66-2/3% of the aggregate principal amount of Notes from time to time outstanding.

     "RESTRICTED PAYMENTS" shall mean any: (i) dividend payments or other distributions of assets, Properties, obligations or securities on account of any shares of any class of Capital Stock (other than dividends paid solely in stock), (ii) repurchases or redemptions of Capital Stock, and (iii) payments of any kind in respect of the Subordinated Debt.

     "REVOLVING COMMITMENT" shall have the meaning set forth in paragraph 2B(l).

     "REVOLVING LOAN" AND "REVOLVING LOANS" shall have the meanings set forth in paragraph 2B(1).

     "REVOLVING LOAN REQUEST" shall mean a completed and executed revolving loan request in the form of Exhibit G hereto.

     "REVOLVING LOANS TERMINATION DATE" shall have the meaning set forth in paragraph 2B(1).

     "REVOLVING NOTE" AND "REVOLVING NOTES" shall have the meanings set forth in paragraph 1B.

     "SCHOOLS AGREEMENT" shall have the meaning specified in paragraph 3A(7).

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SECURITY AGREEMENT" shall have the meaning set forth in paragraph 3A(9).

     "SENIOR DEBT" shall mean Debt which is not subordinated to the Notes pursuant to an agreement accepted and executed by the Required Holders.

     "SENIOR MANAGEMENT" shall mean the following individuals: David Moore, Paul St. Pierre, Frank McCord, Lloyd Holland and Dennis Devereux.

     "SIGNIFICANT HOLDER" shall mean (i) Prudential through the Revolving Loans Termination Date or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

     "SUBORDINATED DEBT" shall mean $5,000,000 aggregate principal amount of the Company's Subordinated Notes due September 30, 2004 issued to BOCP II and Primus under the Subordinated Note and Warrant Purchase Agreement.

     "SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT" shall have the meaning specified in paragraph 3A(8).

     "SUBSIDIARY" or "SUBSIDIARIES" shall mean (i) any corporation(s) of which the Company or another Subsidiary beneficially owns or controls, either directly or indirectly, 100% of the outstanding Capital Stock having by its terms the ordinary voting power to elect a majority of the Board of Directors, and (ii) any other entities in which the Company or any Subsidiary holds a 100% equity interest and controls the management of such entity.

     "TELERATE PAGE 3750" means Page 3750 of the Dow Jones Telerate Service (or such other page as may replace that page on that service) or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable thereto.

     "TRANSACTION DOCUMENT" shall mean this Agreement, the Notes, the Collateral Documents, the Warrants, the Registration Rights Agreement, the Acquisition Agreements, the Subordinated Note and Warrant Purchase Agreement, the Equity Sponsor Warrants, each Revolving Loan Request and other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company in connection with this Agreement, as each may be amended, modified or supplemented from time to time.

     "TRANSFER" shall mean, with respect to any property, the sale, exchange, conveyance, lease, transfer or other disposition of such property.

     "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

     "TWELVE MONTH PERCENTAGE OF NET INCOME CAPACITY TRANSFERRED" shall mean, with respect to any twelve month period ending on any date after June 30, 1998, the sum of the Percentages of Net Income Capacity Transferred for each asset of the Company and its Subsidiaries that is Transferred during such period.

     "VOTING POWER" of any Person shall mean the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of the Board of Directors or their equivalents of such Person.

     "WARRANTS" shall have the meaning set forth in paragraph 3A(10).

     10C. ACCOUNTING AND LEGAL PRINCIPLES, TERMS AND DETERMINATIONS.   Unless
otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP (without provision of footnotes in the case of unaudited financial statements), applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

     11.  MISCELLANEOUS.

     11A. NOTE PAYMENTS. The Company agrees that, so long as Prudential shall hold any Note, it will make payments of principal thereof, Yield-Maintenance Amount and non-usage fees, if any, and interest thereon, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts as specified in the Information Schedule attached hereto or (ii) such other account or accounts in the United States as Prudential may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Prudential agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as Prudential has made in this paragraph 11A.

     11B. EXPENSES. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by Prudential or any Transferee in connection with this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby and any subsequent proposed modification requested by the Company of, or proposed consent under, this Agreement or any Transaction Document, whether or not such proposed modification shall be effected or proposed consent granted, (ii) the reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred by Prudential or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or any of the Transaction Documents
(including without limitation to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral), in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any of the Transaction Documents, or the transactions contemplated hereby and thereby or by reason of Prudential's or such Transferee's having acquired any Note, including without limitation reasonable costs and expenses incurred in any bankruptcy case, and (iii) all costs and expenses, including without limitation reasonable attorneys' fees, of obtaining a Private Placement Number from the CUSIP Service Bureau of McGraw-Hill, Inc. with respect to the Notes and of preparing, recording and filing all financing statements, instruments and other documents to create, perfect and fully preserve and protect the Liens granted in the Transaction Documents and the rights of the holders of the Notes for the benefit of the holders of the Notes. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by Prudential or any Transferee and the payment of any Note.

     11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes except that, (i) with the written consent of the holders of all Revolving Notes (and not without such written consents), the Revolving Notes may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest or non-usage fees payable with respect to the Revolving Notes, (ii) with the written consent of the holders of all Term Notes (and not without such written consents), the Term Notes may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest or Yield-Maintenance Amounts payable with respect to the Term Notes, (iii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Revolving Notes or the Term Notes, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent and (iv) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraphs 2B and 3B may be amended or waived. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES; LIMITATION ON TRANSFER OF NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $500,000, except as may be necessary to reflect any principal amount not evenly divisible by $500,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor in lieu of the lost, stolen, destroyed or mutilated Note.

     11E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and any Yield-Maintenance Amount, non-usage fee and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

     11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of the Company in connection herewith or in conjunction with any other Transaction Document shall survive the execution and delivery of this Agreement and the Notes, the transfer by Prudential of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Prudential or any Transferee. Subject to the first sentence of this paragraph, this Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

     11G. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement and the Transaction Documents contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, that the Company may not assign its rights or obligations hereunder to any Person.

     11H. NOTICES. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential, addressed as specified for such communications in the Information Schedule attached hereto, or at such other address as Prudential shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at Corinthian Colleges, Inc., 1932 East Deere Avenue, Suite 210 Santa Ana, California 92705-5735, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

     11I. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11J. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential or to the Required Holder(s), the determination of such satisfaction shall be made by Prudential or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

     11K. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

     11L. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF CALIFORNIA.

     11M. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     11N. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by a holder or the holders of the Notes to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

     11O. BINDING AGREEMENT. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential.

                         [SIGNATURE PAGE(S) TO FOLLOW]

                         Very truly yours,

                         CORINTHIAN COLLEGES, INC.



                         By: /s/ David G. Moore
                            ---------------------------------------------------
                         Its: President
                             --------------------------------------------------



The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA


By:
   -------------------------------
     Title:  Vice President

                                          Very truly yours,

                                          CORINTHIAN COLLEGES, INC.


                                          By:__________________________________
                                          Its:_________________________________



The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA


By: /s/ Jeffrey L. Dickson
    ----------------------------------
      Title:  Vice President